UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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GENPACT LIMITED

(Name of Registrant as Specified In Its Charter)

None

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 11, 2013

Dear Fellow Shareholder:

I am pleased to invite you to attend the 2013 Annual General Meeting of Shareholders of Genpact Limited to be held on Wednesday, May 8, 2013 at Devonshire House, Mayfair Place, London, W1J 8AJ United Kingdom. The Annual General Meeting will commence at 10 a.m. local time.

At the annual meeting, we expect to consider and act upon the following matters:

(1)    To elect ten (10) directors to hold office until the next annual election and until their successors are duly elected and qualified;

(2)    To ratify and approve the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

(3)    To transact such other business as may properly come before the meeting or any adjournment thereof.

Details regarding admission to the meeting and the business to be conducted at the meeting are more fully described in the accompanying Notice of 2013 Annual General Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. Voting by proxy will ensure your representation at the Annual General Meeting if you do not attend in person. Please review the instructions on the enclosed proxy card regarding each of your voting options.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder meeting to be held on May 8, 2013. The proxy statement and annual report on Form 10-K are available at www.genpact.com.

Thank you for your ongoing support of and continued interest in Genpact.

Sincerely,

N.V. Tyagarajan

President and Chief Executive Officer

GENPACT LIMITED

NOTICE OF 2013 ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on May 8, 2013

The 2013 Annual General Meeting of Shareholders of Genpact Limited, which is referred to herein as the annual meeting or the meeting, will be held on Wednesday, May 8, 2013, at Devonshire House, Mayfair Place, London, W1J 8AJ United Kingdom. The annual meeting will commence at 10 a.m. local time and the following matters will be considered and acted upon at the annual meeting:

(1)    To elect ten (10) directors to hold office until the next annual election and until their successors are duly elected and qualified;

(2)    To ratify and approve the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

(3)    To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 8, 2013 are entitled to vote at the annual meeting. Your vote is important regardless of the number of shares you own. Whether you expect to attend the annual meeting or not, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope we have provided. You can also submit your proxy to vote your shares over the Internet as provided in the instructions set forth on the proxy card. Your prompt response will ensure that your shares are represented at the annual meeting. You can change your vote and revoke your proxy at any time before the polls close at the annual meeting by following the procedures described in the accompanying proxy statement.

All shareholders are cordially invited to attend the annual meeting.

By	Order of the Board of Directors,

Victor F. Guaglianone Corporate Secretary

April 11, 2013

i

ii

GENPACT LIMITED

Canon’s Court

22 Victoria Street

Hamilton, HM 12

Bermuda

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS

May 8, 2013

This proxy statement contains information about the 2013 Annual General Meeting of Shareholders of Genpact Limited, which we refer to in this proxy statement as the annual meeting or the meeting. The annual meeting will be held on Wednesday May 8, 2013, at Devonshire House, Mayfair Place, London, W1J 8AJ United Kingdom. The annual meeting will commence at 10 a.m. local time.

This proxy statement is furnished by the board of directors of Genpact Limited, which is also referred to as Genpact or the Company in this proxy statement, in connection with the solicitation of proxies for use at the annual meeting and at any adjournment of the annual meeting. All proxies will be voted in accordance with the instructions they contain. If no instruction is specified on a proxy, it will be voted in accordance with the recommendation of our board of directors. The board of directors recommends that you vote FOR Proposals 1 and 2. A shareholder may revoke any proxy at any time before it is exercised by giving our Secretary written notice to that effect either before or at the annual meeting by signing and submitting another proxy with a later date or by attending the meeting in person and voting such holder’s shares.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 is being mailed to shareholders with the Notice of 2013 Annual General Meeting and this proxy statement on or about April 12, 2013.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 as filed with the United States Securities and Exchange Commission (the “SEC”), except for exhibits, will be furnished without charge to any shareholder upon written request to us c/o Genpact LLC, 105 Madison Avenue, 2nd Floor, New York 10016, Attention: Corporate Secretary.

IMPORTANT INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will consider and act on the following matters:

1.    To elect ten (10) directors to hold office until the next annual election and until their successors are duly elected and qualified.

2.    To ratify and approve the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

3.    To transact such other business as may properly come before the annual meeting or any adjournment thereof.

Who can vote?

To be able to vote, you must have been a shareholder of record at the close of business on March 8, 2013. This date is the record date for the annual meeting.

Shareholders of record at the close of business on March 8, 2013 are entitled to vote on each proposal at the annual meeting. The number of outstanding common shares entitled to vote on each proposal at the meeting is 227,225,620.

How many votes do I have?

Each common share of Genpact that you owned on the record date entitles you to one vote on each matter that is voted on at the annual meeting.

Is my vote important?

Your vote is important regardless of how many common shares you own. Please take the time to read the instructions below and vote. Choose the way to vote that is easiest and most convenient for you and submit your proxy so your vote is cast as soon as possible.

How do I vote?

If you are a record holder of Genpact shares, you may deliver your proxy to vote your shares in one of the following ways or you may vote in person at the annual meeting. If you hold your shares in “street name”, refer to the information below on how to vote your shares.

You may submit your proxy to vote by mail.    You may vote by completing and signing the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to the instructions on the proxy card you mail. If you sign and return the proxy card, but do not give any instructions on a particular matter to be voted on as described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our board of directors. The board of directors recommends that you vote FOR Proposals 1 and 2.

You may submit your proxy to vote over the Internet.    If you have Internet access, you may submit your proxy to vote your shares from any location in the world by following the “Electronic Voting Instructions” set forth on the enclosed proxy card.

You may vote in person.    If you attend the meeting at the location set forth in the accompanying Notice of 2013 Annual General Meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting. If you attend the meeting in person you will need to bring an acceptable form of photo identification, such as a driver’s license or passport.

Can I change my vote after I have mailed my proxy card or after I have submitted my proxy to vote my shares over the Internet?

Yes. You can revoke your proxy and change your vote at any time before the polls close at the meeting by doing any one of the following things:

•	signing and delivering another proxy with a later date to our Corporate Secretary, c/o Genpact LLC, 105 Madison Avenue, 2nd Floor, New York, New York 10016 USA;

•	submitting another proxy to vote with a later date over the Internet;

•	giving our Corporate Secretary written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

If your shares are held in street name, you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the meeting on May 8, 2013. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

What is a broker non-vote?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for customers is precluded from exercising voting discretion on a particular proposal because (1) the beneficial owner has not instructed the nominee how to vote, and (2) the nominee lacks discretionary voting power to vote such shares. Under New York Stock Exchange (“NYSE”) rules, a nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares.

All proposals other than the ratification of KPMG as the Company’s independent registered public accountants for fiscal year 2013 are non-routine matters and, therefore, shares of our common stock held in “street name” will not be voted with respect to these proposals without voting instructions from the beneficial owners. You should follow the instructions provided by your nominee in directing your nominee on how to vote your shares.

What constitutes a quorum?

In order for business to be conducted at the annual meeting with respect to a particular matter, a quorum must be present for that particular matter. For each of the proposals described in the accompanying Notice of 2013 Annual General Meeting, we will have a quorum if at least two shareholders are present in person or by proxy who hold or represent more than 50 percent of the outstanding shares entitled to vote, or at least 113,612,811 shares. Common shares represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal to be voted upon) will be counted for the purpose of determining whether a quorum exists at the annual meeting for that proposal. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

For each of the proposals being considered at the annual meeting, approval of the proposal requires the affirmative vote of a simple majority of the votes cast. There is no cumulative voting in the election of directors. The election of each director nominee will be considered and voted upon as a separate proposal. Abstentions and broker “non-votes” are not counted as votes cast and will not affect the voting results on any proposals. If the proposal for the election of a director nominee does not receive the required majority of the votes cast, then the director will not be elected and the position on the board of directors that would have been filled by the director nominee will become vacant. The board of directors has the ability to fill any vacancy upon the recommendation of its nominating and governance committee.

How will votes be counted?

Each common share will be counted as one vote according to the instructions contained on a properly completed proxy, whether submitted by mail, over the Internet, or on a ballot voted in person at the annual meeting. Shares will not be voted in respect of a proposal if either (1) the shareholder abstains from voting on a particular matter, or (2) the shares are broker non-votes. If the shareholder signs and submits but does not indicate voting instructions on the proxy card, the proxies will have the authority to vote in respect of all proposals.

Who will count the votes?

An independent vote tabulator will count the votes. Computershare has been appointed by the board of directors as the independent Inspector of Election and will determine the existence of a quorum and validity of proxies and ballots, and certify the results of the voting.

How does the board of directors recommend that I vote on the proposals?

The board of directors recommends that you vote:

FOR the election of the ten directors listed under Proposal 1 to hold office until the next annual election and until their successors are duly elected; and

FOR the ratification and approval of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

Will any other business be conducted at the meeting or will other matters be voted on?

The board of directors does not know of any other matters that may properly come before the meeting. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement, whether you submit your proxy by mail or through the Internet, will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Where can I find the voting results?

We will report the voting results in a current report on Form 8-K within four business days of the 2013 annual meeting.

How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2014 annual general meeting?

Our bye-laws contain advance notice procedures with regard to shareholder proposals not related to director nominations. If you are interested in submitting a proposal for inclusion in the proxy statement for the 2014 annual general meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal intended for inclusion in the proxy statement for our 2014 Annual General Meeting of Shareholders at the New York City address set forth below no later than December 13, 2013.

Bermuda law provides that shareholders who collectively hold at least 5% of the total voting rights of our outstanding common shares, or any group comprised of at least 100 or more registered shareholders, may require a proposal to be submitted to an annual general meeting of shareholders. Bermuda law generally requires that notice of such a proposal must be deposited at our registered office not less than six weeks before the date of the meeting.

A shareholder’s notice to our corporate secretary must be in proper written form and must set forth, as to each matter the shareholder proposes to bring before the meeting:

•

a description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend our bye-laws, the language of the proposed amendment), the reasons for conducting the business at the meeting and any material interest in such business of such shareholder on whose behalf the proposal is made;

•	the name and record address of the shareholder;

•	the class and number of shares of our share capital which are owned and of record by the shareholder;

•

a representation that the shareholder is a holder of record of our shares entitled to vote at the meeting and that the shareholder intends to appear in person or by proxy at the meeting to propose such business; and

•

a representation as to whether the shareholder intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding share capital required to approve or adopt the business proposal, or otherwise to solicit proxies from shareholders in support of such proposal.

Our bye-laws also contain advance notice procedures with regard to shareholder proposals related to the nomination of candidates for election as directors. These procedures provide that any shareholder may nominate persons for election as directors only if written notice of such shareholder’s intent to make such nomination is given to our corporate secretary not less than 120 days nor more than 150 days prior to the date of the proxy statement released to shareholders in connection with the prior year’s annual meeting.

A shareholder’s notice to our corporate secretary must be in proper written form and must set forth information related to the shareholder giving the notice and the owner on whose behalf the nomination is made, including:

•	the name and record address of the shareholder and the owner;

•	the class and number of shares of our share capital which are owned and of record by the shareholder;

•

a representation that the shareholder is a holder of record of our shares entitled to vote at that meeting and that the shareholder intends to appear in person or by proxy at the meeting to bring the nomination before the meeting; and

•

a representation as to whether the shareholder intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding share capital required to elect the nominee, or otherwise to solicit proxies from shareholders in support of such nomination.

As to each person whom the shareholder proposes to nominate for election as a director:

•

all information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act; and

•	the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Any proposals, nominations or notices should be sent to:

Genpact LLC

105 Madison Avenue, 2nd Floor

New York, New York 10016

Attention: Corporate Secretary

What are the costs of soliciting these proxies?

We will bear the costs of solicitation of proxies. We are initially soliciting these proxies by mail, but our directors, officers and selected other employees may also solicit proxies by telephone, e-mail or other means of communication without additional remuneration. Directors, officers and employees who help us in solicitation of proxies will not be specially compensated for those services, but they may be reimbursed for their reasonable out-of-pocket expenses incurred in connection with their solicitation. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of our common shares that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

Will the 2012 financial statements be presented to the annual meeting?

Yes. At the annual meeting we will present the audited consolidated financial statements for the fiscal year ended December 31, 2012, as required by Bermuda law. Copies of these financial statements are included in our Annual Report on Form 10-K, which we are delivering to you with this proxy statement.

How can I obtain an Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 is available on our website at www.genpact.com. If you would like a copy of our Annual Report on Form 10-K, we will send you one without exhibits at no charge. Please contact:

Genpact LLC

105 Madison Avenue, 2nd Floor

New York, New York 10016

Attention: Corporate Secretary

Our website address is provided for convenience only. We are not including the information on our website, or any information which may be linked through our website, as a part of this proxy statement, nor is it incorporated herein.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at: Genpact LLC, 105 Madison Avenue, 2nd Floor, New York, New York 10016, Attention: Corporate Secretary, or by telephone at (646) 624-5900. If you want to receive separate copies of the proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or by telephone at (646) 624-5900.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our common shares as of March 8, 2013 by:

•	each shareholder we know to own beneficially more than 5% of our outstanding common shares;

•	each director;

•	each executive officer named in the 2012 Summary Compensation Table under the heading “Information about Executive and Director Compensation” and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Common shares subject to options that are currently exercisable or exercisable within 60 days of March 8, 2013 are deemed to be outstanding and beneficially owned by the person holding such options. Such shares, however, are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 227,225,620 common shares of Genpact Limited outstanding on March 8, 2013.

Name of Beneficial Owner(2)	Number of Shares Beneficially Owned(1)	Percentage of Outstanding Shares
Certain Beneficial Owners:
Glory Investments A Limited(3)	57,537,264	25.32
Wellington Management Company, LLP(4)	27,948,357	12.30
Capital Group(5)	22,112,675	9.73
Brown Advisory Incorporated (6)	13,148,524	5.79
William Blair & Company, LLC(7)	11,827,500	5.21
Directors and Executive Officers:
N.V. Tyagarajan(8)	1,184,766	*
Mohit Bhatia(9)	209,287	*
Patrick Cogny(10)	166,537	*
Piyush Mehta(11)	144,151	*
Arvinder Singh(12)	142,279	*
John Barter (13)	117,906	*
Amit Chandra(3)	57,537,264	25.32
David Humphrey(3)	57,537,264	25.32
Jagdish Khattar(14)	111,412	*
James C. Madden(15)	20,421	*
Mark Nunnelly(3)	57,537,264	25.32
Robert G. Scott(16)	123,025	*
A. Michael Spence(17)	20,421	*
Mark Verdi(3)	57,537,264	25.32
Current Directors and Executive Officers as a group (17 persons)(18)	2,698,183	1.19

*	Shares represent less than 1% of outstanding common shares.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investment power with respect to the shares shown as beneficially owned.

(2)	Unless noted otherwise, the business address of each beneficial owner is c/o Genpact Limited, Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda.

(3)

Based solely on a Schedule 13D filed with the SEC on November 5, 2012. The common shares included in this table consist of: (1) 16,022,978 common shares held by Glory Investments A Limited (“Glory A”),

whose Class A shareholder is Bain Capital Partners Asia II, L.P., whose general partner is Bain Capital Investors, LLC (“BCI”), (2) 39,508,656 common shares held by Glory Investments B Limited (“Glory B”), whose Class A shareholder is Bain Capital Partners X, L.P., whose general partner is BCI, (3) 1,865,184 common shares held by Glory Investments IV Limited (“Glory IV”), whose Class A shareholder is BCIP Associates IV, L.P., whose general partner is BCI, and (4) 140,446 common shares held by Glory Investments IV-B Limited (“Glory IV-B”), whose Class A shareholder is BCIP Associates IV-B, L.P., whose general partner is BCI. Glory A, Glory B, Glory IV and Glory IV-B (collectively, the “Glory Entities”) and Glory Investments TA IV Limited (“Glory TA IV”) are party to an amended and restated shareholders agreement and an investor agreement, each dated October 25, 2012, pursuant to which Glory TA IV was appointed as representative of the investors named therein for matters relating to the voting and disposition of the common shares. BCI is the Class A shareholder of Glory TA IV. Voting and investment determinations with respect to the common shares held by the Glory Entities are made by an investment committee comprised of the following managing directors of BCI: Andrew Balson, Steven Barnes, Joshua Bekenstein, Louis Bremer, John Connaughton, Todd Cook, Paul Edgerley, Christopher Gordon, Blair Hendrix, Jordan Hitch, David Humphrey, John Kilgallon, Lew Klessel, Matthew Levin, Ian Loring, Philip Loughlin, Seth Meisel, Mark Nunnelly, Stephen Pagliuca, Ian Reynolds, Mark Verdi and Stephen Zide. As a result, and by virtue of the relationships described in this footnote, the investment committee of BCI may be deemed to exercise voting and dispositive power with respect to the common shares held by the Glory Entities. Each of the members of the investment committee of BCI disclaims beneficial ownership of such common shares. The business address of each of the Glory Entities is c/o Glory Investments TA IV Limited, 6th Floor Altima Building, Ebene Cybercity, Ebene, Mauritius, and the business address of BCI is c/o Bain Capital Investors, LLC, John Hancock Tower, 200 Clarendon Street, Boston, MA 02116.

(4)	Based solely on a Schedule 13G/A filed with the SEC on February 14, 2013. The business address of Wellington Management Company, LLP is 280 Congress Street, Boston, Massachusetts 02210.

(5)	Based solely on a Schedule 13G/A filed with the SEC on February 12, 2013. Includes 14,857,119 common shares beneficially owned by Capital Group International, Inc. and 7,255,556 common shares beneficially owned by Capital International, Inc. The business address of Capital Group International, Inc. and Capital International, Inc. is 11100 Santa Monica Boulevard, Los Angeles, CA 90025.

(6)	Based solely on a Schedule 13G/A filed with the SEC on February 4, 2013. The business address of Brown Advisory Incorporated is 901 South Bond Street, Ste. 400, Baltimore, MD 21231.

(7)	Based solely on a Schedule 13G/A filed with the SEC on February 7, 2013. The business address of William Blair & Company, LLC is 222 West Adams Street, Chicago, IL 60606.

(8)	This amount includes options to purchase 1,108,986 common shares owned by Mr. Tyagarajan that are exercisable within 60 days and 75,780 common shares held directly by Mr. Tyagarajan.

(9)	This amount includes options to purchase 191,484 common shares owned by Mr. Bhatia that are exercisable within 60 days and 17,803 common shares held directly by Mr. Bhatia

(10)	This amount includes options to purchase 157,343 common shares owned by Mr. Cogny that are exercisable within 60 days and 9,194 common shares held directly by Mr. Cogny.

(11)	This amount includes options to purchase 125,639 common shares owned by Mr. Mehta that are exercisable within 60 days and 18,512 common shares held directly by Mr. Mehta.

(12)	This amount includes options to purchase 119,632 common shares owned by Mr. Singh that are exercisable within 60 days and 22,647 common shares held directly by Mr. Singh.

(13)	This amount includes options to purchase 97,485 common shares owned by Mr. Barter that are exercisable within 60 days, 13,614 common shares held directly by Mr. Barter and 6,807 vested restricted share units.

(14)	This amount includes options to purchase 92,353 common shares owned by Mr. Khattar that are exercisable within 60 days, 12,252 common shares held directly by Mr. Khattar and 6,807 vested restricted share units.

(15)	This amount includes 13,614 common shares held directly by Mr. Madden and 6,807 vested restricted share units.

(16)	This amount includes options to purchase 92,353 common shares owned by Mr. Scott that are exercisable within 60 days, 13,614 common shares held directly by Mr. Scott and 17,058 vested restricted share units.

(17)	This amount includes 13,614 common shares held directly by Mr. Spence and 6,807 vested restricted share units. On February 15, 2013, Mr. Spence notified the Genpact Limited Board of Directors of his decision not to stand for re-election at the Company’s 2013 annual general meeting of shareholders.

(18)	Does not include common shares held by the Glory Entities. Each of Messrs. Humphrey, Nunnelly and Verdi is a Managing Director and serves on the investment committee of BCI and as a result, and by virtue of the relationships described in footnote (3) above, may be deemed to share beneficial ownership of the common shares held by the Glory Entities. The business address of each of Messrs. Humphrey, Nunnelly and Verdi is c/o Bain Capital Investors, LLC, John Hancock Tower, 200 Clarendon Street, Boston, MA 02116. Mr. Chandra is a Managing Director of Bain Capital Advisors (India) Private Limited. The business address of Mr. Chandra is c/o Bain Capital Advisors (India) Private Limited, 2nd Floor, Free Press House, Nariman Point, Mumbai 400 021, India.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common shares to file with the SEC initial reports of ownership of our common shares and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Executive officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based on our review of copies of reports filed with the SEC and except as set forth in the above table, we do not believe that there are currently any beneficial owners of more than ten percent of our common shares.

Based solely on our review of copies of reports filed by our directors and executive officers with the SEC or written representations from such persons pursuant to Item 405 of Regulation S-K, we believe that during the fiscal year ended December 31, 2012, all filings required to be made by our directors and executive officers pursuant to Section 16(a) with respect to Genpact Limited securities were made in accordance with Section 16(a).

PROPOSAL 1—ELECTION OF DIRECTORS

Our board of directors currently consists of ten members. The nominating and governance committee of the board of directors has recommended to the board of directors, and the board of directors has nominated, the ten persons listed in the table below for election as directors with terms expiring at the 2014 annual meeting. Unless a contrary direction is indicated, it is intended that proxies received will be voted for the election as directors of the ten nominees, each to serve for a one-year term until their successors are elected or the incumbent resigns. Each of the nominees has consented to being named in this Proxy Statement and to serve as a director if elected. In the event any nominee for director declines or is unable to serve, there will be a vacancy created on the board of directors, which the board of directors may fill on the recommendation of the nominating and governance committee.

The following paragraphs provide information as of the date of this proxy statement about each nominee for election to our board of directors.

The information presented includes information each nominee has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she has served as a director in the past five years. The information presented below reflects the specific experience, qualifications, attributes and skills that led the board to conclude that each of these individuals is well-suited to serve on our board. Information about the number of common shares beneficially owned by each current director appears under the heading “Security Ownership of Certain Beneficial Owners and Management.”

There are no family relationships among any of the directors and executive officers of Genpact. Messrs. Chandra, Humphrey, Nunnelly and Verdi serve on our board as designees of Glory Investments A Limited, an affiliate of Bain Capital Investors, LLC, or Bain Capital, pursuant to the shareholder agreement described in “Certain Relationships and Related Party Transactions—Shareholder Agreement.” Other than such arrangement, no arrangements or understandings exist between any director or any person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

Name	Age	Position(s)
N.V. Tyagarajan	52	President, Chief Executive Officer and Director
Robert G. Scott	67	Chairman
John Barter	66	Director
Amit Chandra	44	Director
Laura Conigliaro	67	Director
David Humphrey	35	Director
Jagdish Khattar	70	Director
James Madden	51	Director
Mark Nunnelly	54	Director
Mark Verdi	46	Director

N.V. Tyagarajan has served as our President and Chief Executive Officer since June 2011. From February 2009 to June 2011, he was our Chief Operating Officer. From February 2005 to February 2009, he was our Executive Vice President and Head of Sales, Marketing & Business Development. Mr. Tyagarajan became one of our directors in June 2011. The board concluded that Mr. Tyagarajan is well suited to serve as a director because of his extensive knowledge of our industry and our business and because he is the Chief Executive Officer.

Robert G. Scott became one of our directors in April 2006 and was appointed as our Board Chairman on March 7, 2011. From 2001 to 2003, he served as President and Chief Operating Officer at Morgan Stanley. He also serves as an advisory director at Morgan Stanley and since January 2010 he has been a director of NYSE Euronext. The board concluded that Mr. Scott is well suited to serve as a director and the chairman of our board because of his experience as the Chief Operating Officer of Morgan Stanley and his experience serving on another public company board.

John W. Barter became one of our directors in July 2005. From 2000 to 2001, he served as the Chief Financial Officer and a Director of Kestrel Solutions, Inc., a privately-owned company established to develop and bring to market a new product in the telecommunications industry. Kestrel Solutions, Inc. filed a voluntary petition for bankruptcy in 2002. From 1994 to 1997, he was the Executive Vice President of Allied Signal, Inc. and President of Allied Signal Automotive. He is also a director on the board of Dice Holdings, Inc. He was a director on the boards of Lenovo Group Limited from 2005 to 2010 and SRA International, Inc. from 2003 to 2011. The board concluded that Mr. Barter is well suited to serve as a director because of his experience as the Executive Vice President of a public company and his experience serving on the audit committees of other public companies.

Amit Chandra became one of our directors in October 2012. He is a Managing Director of Bain Capital Advisors and founded its Indian office early in 2008. Prior to joining Bain Capital, he was a Board Member and Managing Director responsible for Global Markets and Investment Banking at DSP Merrill Lynch, a leading investment bank in India, from which he retired in 2007 after 13 years. Mr. Chandra also serves on the Boards of Directors of Tata Investment Corporation and Piramal Enterprises. The board concluded that Mr. Chandra is well suited to serve as a director because of his experience on the boards of public companies in India.

Laura Conigliaro is a nominee for election to our board. In 2011, she retired as a partner of Goldman Sachs, which she joined in 1996. At Goldman Sachs she served most recently as the co-director of the firm’s Americas Equity Research unit, prior to which she was the firm’s Technology Equity Research business unit leader while also serving as an analyst covering the hardware systems sector. From 1979 to 1996, Ms. Conigliaro was an analyst at Prudential Securities. Ms. Conigliaro also serves on the boards of directors of Arista Networks, Dell Inc. and Infoblox Inc. The board concluded that Ms. Conigliaro is well suited to serve as a director because of her service on other public company boards and her extensive knowledge of the financial services and technology industries.

David Humphrey became one of our directors in October 2012. Mr. Humphrey is a Managing Director in the Private Equity group of Bain Capital, where he has been since 2001. Prior to joining Bain Capital, Mr. Humphrey was an investment banker in the mergers and acquisitions group at Lehman Brothers from 1999 to 2001. Mr. Humphrey also serves on the boards of directors of Bloomin’ Brands, Inc., Bright Horizons Family Solutions, Inc. and Skillsoft plc. The board concluded that Mr. Humphrey is well suited to serve as a director because of his experience on other public company boards.

Jagdish Khattar became one of our directors in June 2007. He has been the Chairman and Managing Director of Carnation Auto India Pvt. Ltd. since January 2008. From 1999 to 2007, he was the Managing Director and Chief Executive Officer of Maruti Udyog Limited, a publicly listed automobile manufacturer in India. The board concluded that Mr. Khattar is well suited to serve as a director because of his experience running a large company in India.

James C. Madden became one of our directors in January 2005. He currently serves as co-Founder and Managing Director of Carrick Capital Partners. Prior to Carrick, he was the Founder and Managing Partner of Madden Capital Partners, LLC. From January 2007 to February 2011, he served as a General Partner at Accretive LLC, a private equity firm. From 2005 to January 2007, he was a Special Advisor to General Atlantic LLC, a private equity firm. From 1998 to 2004, he was the Chairman and Chief Executive Officer of Exult, Inc. He is also a director on the board of ServiceSource International, Inc. The board concluded that Mr. Madden is well suited to serve as a director because of his extensive experience in our industry.

Mark Nunnelly became one of our directors in October 2012. Mark Nunnelly is a Managing Director at Bain Capital, where he has been since 1989. Prior to joining Bain Capital, Mr. Nunnelly was a partner of Bain & Company, with experience in the domestic, Asian and European strategy practices. Mr. Nunnelly currently sits on the Boards of Directors of Dunkin’ Brands and Bloomin’ Brands Inc. The board concluded that Mr. Nunnelly is well suited to serve as a director because of his experience on other public company boards.

Mark Verdi became one of our directors in October 2012. Mr. Verdi is a Managing Director at Bain Capital, where he has been since 2004. Prior to Bain Capital, Mr. Verdi worked at IBM Global Services, where he led the Financial Services Business Transformation Outsourcing Group globally. The board concluded that Mr. Verdi is well suited to serve as a director because of his extensive experience in our industry.

Board Recommendation

The board of directors believes that approval of the election of all nominees is in our best interests and the best interests of our shareholders and therefore recommends a vote FOR these nominees.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that Genpact is managed for the long-term benefit of its shareholders. The board of directors has adopted corporate governance guidelines to assist the board of directors in the exercise of its duties and responsibilities and to serve the best interests of our Company and our shareholders. These guidelines, which provide a framework for the conduct of the board of director’s business, provide, among other things, that:

•

the principal responsibility of the directors is to exercise their business judgment to promote the long-term interests of the Company’s shareholders by providing strategic direction to the Company and overseeing management in the performance of the Company’s business activities;

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additional responsibilities include reviewing, approving and monitoring significant financial and business strategies as developed by management, evaluating the performance of the Company and its executive officers, approving CEO succession plans and reviewing and approving material transactions and corporate activities not entered into in the ordinary course of business;

•	a majority of the members of the board of directors shall be independent directors;

•	the independent directors shall meet at least twice a year in executive session;

•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors; and

•

at least annually, the nominating and governance committee shall oversee a self-evaluation of the board of directors to determine whether the board of directors and its committees are functioning effectively.

You can access the current charters for our audit committee, compensation committee and nominating and governance committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics at www.genpact.com or we will send you a copy upon request in writing to:

Genpact LLC

105 Madison Avenue, 2nd Floor

New York, New York 10016

Attention: Corporate Secretary

Director Independence

Pursuant to the corporate governance listing standards of the New York Stock Exchange (“NYSE”), a director employed by us cannot be deemed to be an “independent director,” and consequently Mr. Tyagarajan is not an independent director. The board has determined that none of the other current directors has a material relationship with us for purposes of the NYSE corporate governance listing standards and accordingly each is independent under such NYSE standards. In making its independence determinations, the board considered the relationship between our Company and Bain Capital, as an affiliate of Bain Capital owns approximately 25% of our outstanding common shares, the fact that Messrs. Chandra, Humphrey, Nunnelly and Verdi serve on our board as designees of Bain Capital pursuant to the terms of the shareholder agreement and the fact that Messrs. Chandra, Humphrey, Nunnelly and Verdi are managing partners of Bain Capital.

Director Nomination Process

In considering whether to recommend any particular candidate for inclusion in the board of directors’ slate of recommended director nominees, the nominating and governance committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, knowledge of our business and industry, experience, diligence, absence of any conflicts of interest and the ability to act in the interests of all shareholders. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities. We do not have a formal or informal diversity policy for board membership, but the nominating and governance committee is committed to considering diversity in accordance with its charter.

Shareholders may recommend individuals to the nominating and governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common shares for at least a year as of the date such recommendation is made, to the nominating and governance committee, c/o Genpact LLC, 105 Madison Avenue, 2nd Floor, New York, NY 10016. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Board of Directors Meetings and Committees

The board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The board of directors’ primary responsibility is to oversee the management of Genpact and, in so doing, serve the best interests of the Company. Subject to the recommendations of the nominating and governance committee, the board of directors selects, evaluates and provides for the succession of executive officers and the board of directors nominates for election at annual general shareholder meetings individuals to serve as directors of Genpact and elects individuals to fill any vacancies on the board of directors to the extent not filled by shareholders in general meetings. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. Management keeps the directors informed of Company activity through presentations at board of directors and committee meetings.

The board of directors met, in person or telephonically, nineteen times in fiscal 2012. During fiscal 2012, except for Mr. Spence, each of our directors attended 75% or more of the total number of meetings of the board of directors and the committees of which such director was a member during the period of time he served on such committee. The board of directors has standing audit, compensation and nominating and governance committees. Each committee has a charter that has been approved by the board of directors. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. Mr. Tyagarajan is the only director who is an employee of Genpact and he does not participate in any meeting at which his compensation is evaluated. All members of all committees are non-employee directors and the board of directors has determined that all of the members of our three standing committees are independent as defined under the rules of the NYSE, and, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Our Corporate Governance Guidelines set forth our policy that directors are expected to attend annual general meetings of shareholders. All of our directors standing for re-election attended the 2012 annual meeting.

Audit Committee.    The audit committee has responsibility for, among other things:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing:

•	the performance of any registered public accounting firm employed by us to provide audit services, including the firm’s qualifications and independence;

•	the quality and integrity of our accounting and reporting practices and controls, including our financial statements and reports;

•	the performance of our internal audit function; and

•	our compliance with legal and regulatory requirements;

•	preparing an audit committee report as required by the SEC to be included in our annual proxy statement;

•	reporting regularly to our full board of directors with respect to any issues raised by the foregoing; and

•	investigating any matter brought to its attention within the scope of its duties and retaining counsel for this purpose where appropriate.

Our audit committee consists of Messrs. Barter, Khattar, Madden and Scott. The board of directors intends to appoint Ms. Conigliaro to the audit committee if she is elected to the board. Mr. Barter has been determined to be an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K, and to have accounting or related financial management expertise as required by the NYSE listing standards. The audit committee met nine times during fiscal 2012.

Compensation Committee.    Our compensation committee has responsibility for, among other things:

•	reviewing our compensation practices and policies, including equity benefit plans;

•	reviewing and approving performance and compensation for our chief executive officer, chairman of the board of directors, senior executives and directors;

•	reviewing and consulting with our chief executive officer concerning selection of officers, performance of individual executives and related matters;

•

reviewing and discussing the management disclosures in our “Compensation Discussion and Analysis” and recommending to the board whether such disclosures shall be included in the appropriate regulatory filing;

•

overseeing our stock plans, incentive compensation plans and any such plans that the board may from time to time adopt and exercising all the powers, duties and responsibilities of the board of directors with respect to such plans;

•	preparing a compensation committee report for inclusion in our proxy statement;

•	selecting and retaining a compensation consultant and outside advisors to provide independent advice to the committee; and

•	reporting regularly to our full board of directors with respect to any issues raised by the foregoing.

Our compensation committee consists of Messrs. Nunnelly, Scott and Spence. The compensation committee met four times during fiscal 2012. For additional information about the compensation committee’s processes and procedures with respect to the consideration and determination of compensation, see “Compensation Discussion and Analysis” below.

Nominating and Governance Committee.    Our nominating and governance committee has responsibility for, among other things:

•	making recommendations as to the size, composition, structure, operations, performance and effectiveness of our board of directors;

•	establishing criteria and qualifications for membership on our board of directors and its committees;

•	assessing and recommending to our board of directors strong and capable candidates qualified to serve on our board of directors and its committees;

•	developing and recommending to our board of directors a set of corporate governance principles, including independence standards;

•	conducting an annual review and evaluation of our chief executive officer, our board of directors and our board committees;

•	overseeing the succession plans for our chief executive officer and senior management;

•	otherwise taking a leadership role in shaping our corporate governance; and

•	reporting regularly to our full board of directors with respect to any issues raised by the foregoing.

Our nominating and governance committee consists of Messrs. Chandra, Madden and Scott. The nominating and governance committee met once during fiscal 2012.

Board Leadership Structure and Role in Risk Oversight

The positions of chairman of the board and Chief Executive Officer have historically been separated at Genpact. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the chairman of the board to lead the board in its exercise of business judgment to promote the long-term interests of our shareholders by providing strategic direction and overseeing management. The Board believes that separating these positions is the appropriate leadership structure for us at this time.

Our management is responsible for risk management on a day-to-day basis. The role of our board and its committees is to oversee the risk management activities of management. The Audit Committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with NYSE requirements, discusses policies with respect to risk assessment and risk management. The Compensation Committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Communicating with the Independent Directors

The board of directors will give appropriate attention to written communications that are submitted by shareholders and other interested parties, and will respond if and as appropriate. The nominating and governance committee, with the assistance of the Company’s General Counsel, is primarily responsible for monitoring communications from shareholders and other interested parties and for providing copies or summaries to the other directors as its members consider appropriate. Our non-executive chairman, Mr. Scott, is a member of the nominating and governance committee, a member of the audit committee and also serves as the presiding director at all executive sessions of our non-management directors.

Communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the nominating and governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which the Company may receive repetitive or duplicative communications.

Shareholders and interested parties who wish to send communications on any topic to the board of directors should address such communications to:

Board of Directors

Genpact Limited

c/o Genpact LLC

105 Madison Avenue, 2nd Floor

New York, New York 10016

Attention: Corporate Secretary

Code of Conduct and Ethics

Our board of directors has adopted a code of ethical business conduct applicable to our directors, officers and employees in accordance with applicable rules and regulations of the SEC and the New York Stock Exchange. The code of ethics is posted on our web site at www.genpact.com under the heading “Investors—Corporate Governance.” We will also provide a copy of the code of ethics to shareholders upon request. We disclose any material amendments to the code of ethics, as well as any waivers for executive officers or directors, on our web site.

Report of the Audit Committee

The audit committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2012 and has discussed these financial statements with our management and independent registered public accounting firm.

The audit committee has also received from, and discussed with, KPMG, our independent registered public accounting firm, various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

Our independent registered public accounting firm also provided the audit committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence. The audit committee has discussed with the independent registered public accounting firm their independence from Genpact.

Based on its discussions with management and the independent registered public accounting firm, and its review of the information provided by management and the independent registered public accounting firm, the audit committee recommended to our board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012.

By the Audit Committee of the Board of Directors

John Barter, Chair
Jagdish Khattar
James C. Madden
Robert G. Scott

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Genpact Limited is a participant, the amount involved exceeds $1,000,000 (or such lower threshold as our audit committee may from time to time determine), and one of our officers, directors, director nominees or 5% shareholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the board’s audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. The audit committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in the Company’s best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

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interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of our annual gross revenues; and a transaction that is specifically contemplated by provisions of our charter or bye-laws.

Special Cash Dividend and Registered Sale of Shares

On August 1, 2012, we announced that Glory Investments A Limited, formerly known as South Asia Private Investments and an affiliate of Bain Capital Investors, LLC (“Bain Capital”) had entered into an agreement to purchase approximately 67.8 million of our common shares from affiliates of our original sponsors, General Atlantic, LLC (“General Atlantic”) and Oak Hill Capital Partners (“Oak Hill”) for $14.76 per share, or approximately $1.0 billion, after our payment of a special cash dividend of $2.24 per share. The special cash dividend was declared by our board of directors on August 30, 2012, and paid on September 24, 2012 to holders of record (including affiliates of General Atlantic and Oak Hill) as of September 10, 2012.

On October 25, 2012, as permitted under the share purchase agreement, Bain Capital, its affiliated assignees and two additional co-investors completed the purchase of approximately 67.8 million of our common shares.

In December 2012, certain of our shareholders, consisting of affiliates General Atlantic and Oak Hill, sold approximately 10.9 million of our common shares in an underwritten public offering pursuant to a shelf registration statement that we filed with the SEC, which became effective on March 15, 2010. These selling shareholders agreed to pay all expenses related to the registration of such shares. We did not sell any common shares in, and did not receive any proceeds from, the offering.

Shareholder Agreement

The shareholder agreement among us and certain affiliates of Bain Capital provides that Bain Capital is entitled to nominate four persons to our board of directors so long as it maintains certain minimum shareholding thresholds, and Bain Capital has agreed to vote its shares to elect such persons. The number of directors that Bain Capital is entitled to appoint is reduced if its ownership of our common shares declines below certain levels and such right ceases if such ownership falls below 7.5% of our outstanding common shares.

Subject to certain conditions and with certain exceptions, the shareholder agreement grants Bain Capital the right, beginning on April 25, 2015, to require us to register for public resale under the Securities Act of 1933 all common shares that it requests be registered. In addition, beginning on April 25, 2015, and subject to certain conditions and with certain exceptions, the shareholder agreement grants Bain Capital piggyback rights on any registration for our account or the account of any other holder of our common shares. These rights are subject to certain limitations, including customary cutbacks and other restrictions. In connection with our initial public offering or the other registrations described above, we have and will indemnify any selling shareholders against liabilities resulting from violations of federal or state securities laws by us in connection with any registration statement, prospectus or other disclosure statement used in connection with any registration of our securities and, subject to certain exceptions, we will bear all fees, costs and expenses, except underwriting discounts and selling commissions.

Prior to the one-year anniversary of the date when Bain Capital’s ownership of our common shares falls below 7.5%, Bain Capital is subject to certain restrictions with respect to the acquisition of additional securities of, and certain exercises of control over, including making any offers for the purchase of, the Company. Notwithstanding the foregoing, the shareholder agreement grants Bain Capital the right to maintain its percentage ownership in the event we issue additional securities by purchasing a percentage of any additional securities we issue.

The shareholder agreement also regulates the parties’ conduct concerning corporate opportunities, and our directors who are affiliated with Bain Capital are not required to present to us corporate opportunities (e.g., acquisitions or new potential clients) of which they become aware.

Master Services Agreement with Carnation Auto

Jagdish Khattar, a director and member of our audit committee, is the Chairman and Managing Director of Carnation Auto India Pvt. Ltd., a private company based in India. Mr. Khattar is also Carnation’s majority shareholder. In October 2009, Genpact entered into a 5-year master services agreement with Carnation to provide business process management services. Our revenues from Carnation in 2012 were approximately $145,000.

Employment Relationship

In November 2011, we hired Shruti Ahuja-Cogny as Vice President, legal process management. Mrs. Ahuja-Cogny has a base salary of $175,000 and received a 2012 bonus payment of $75,000. Mrs. Ahuja-Cogny is the wife of Patrick Cogny, our head of infrastructure, manufacturing and services and one of our named executive officers. The compensation committee of our board of directors reviewed and approved this arrangement.

INFORMATION ABOUT EXECUTIVE OFFICERS

Background Information

Brief biographies of our executive officers follow. You will find information about their beneficial ownership of common shares on page 7 under the caption “Security Ownership of Certain Beneficial Owners and Management.” All executive officers are appointed by the board of directors. All officers hold office at the discretion of the board.

Name	Age	Position(s)
N.V. Tyagarajan	52	President, Chief Executive Officer and Director
Mohit Bhatia	48	Chief Financial Officer
Patrick Cogny	46	Senior Vice President, Infrastructure, Manufacturing and Services
Victor Guaglianone	58	Senior Vice President and General Counsel
Piyush Mehta	44	Senior Vice President, Human Resources
Arvinder Singh	48	Senior Vice President, Sales and Marketing, Client Relationships and Re-engineering
Mohit Thukral	48	Senior Vice President, Banking, Financial Services, Insurance and Healthcare

N.V. “Tiger” Tyagarajan has served as our President and Chief Executive Officer since June 2011. He was our Chief Operating Officer from February 2009 to June 2011. From February 2005 to February 2009, he was our Executive Vice President and Head of Sales, Marketing & Business Development. From October 2002 to January 2005, he was Senior Vice President, Quality and Global Operations, for GE’s Commercial Equipment Finance division. Between 1999 and 2002, he served as our Chief Executive Officer.

Mohit Bhatia has served as our Chief Financial Officer since March 1, 2010. From December 2004 to February 2010 he was the Senior Vice President and Business Leader for our finance and accounting practice. From October 2003 to December 2004 he served as our Chief Financial Officer.

Patrick Cogny has served as our Senior Vice President of Infrastructure, Manufacturing and Services since August 2011. From 2005 to August 2011, he was the Chief Executive Officer of our affiliate Genpact Europe. Prior to this, he spent 15 years working for GE in the Healthcare business and in the GE Europe corporate headquarters, in France, the United States and Belgium.

Victor Guaglianone has served as our Senior Vice President, General Counsel and Corporate Secretary since January 2007. Prior to this he was in private practice with several major law firms and also spent 16 years at GE Capital, rising to Vice President and Associate General Counsel.

Piyush Mehta has served as our Senior Vice President of Human Resources since March 2005. He has worked for us since 2001 as Vice President of Human Resources.

Arvinder “Monty” Singh has served as our Senior Vice President, Sales and Marketing, Client Relationships and Re-engineering since August 2011. From August 2008 until July 2011, he was Global Head of Client Relationships. From June 2005 to August 2008, he was the Business Leader for Lean Six Sigma, Transitions and Solutions. Prior to joining Genpact in June 2005, he was Senior Vice President, Six Sigma and Chief Quality Officer for GE Vendor Financial Services.

Mohit Thukral has served as our Senior Vice President, Banking, Financial Services, Insurance and Healthcare since July 2011. From 2004 to July 2011, he served as our Senior Vice President and Business Leader, Banking, Financial Services and Insurance.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation policies and programs for our Chief Executive Officer (referred to as our CEO), our Chief Financial Officer (referred to as our CFO) and our three next most highly paid executive officers as determined under the rules of the SEC. Such individuals are referred to as our named executive officers.

2012 Financial Highlights

In 2012, Genpact delivered strong growth in revenues, adjusted operating income and cash flow from operations as well as high client satisfaction levels as evidenced by our net promoter scores. We believe that the pay-for-performance philosophy of our executive compensation program was a key driver of our success. The Company’s 2012 financial achievements include:

•	Revenues were $1.9 billion, up 18.8% from $1.6 billion in 2011.

•	Net income attributable to Genpact Limited shareholders was $178.2 million, compared to $184.3 million in 2011; net income margin for 2012 was 9.4%, compared to 11.5% in 2011.

•	Adjusted income from operations increased 18.4% to $313.1 million, up from $264.5 million in 2011.

•	Adjusted income from operations margin was 16.5%, unchanged from 2011.

•	Cash from operations was $310.7 million, up 17% from $266.6 million of cash from operations in 2011.

Strong financial results have also led to significant returns to shareholders. For the one-year period ended December 31, 2012, we generated total shareholder returns (measured as the change in our share price including the $2.24 per share special cash dividend paid on September 24, 2012 to our shareholders of record on September 10, 2012) of 19%.

Pay for Performance Philosophy

The compensation of our named executive officers reflects both our strong 2012 performance and commitment to providing executive compensation opportunities that are linked to Company performance and shareholder value creation. We believe that as an employee’s level of responsibility increases, so should the proportion of total compensation paid to such employee in the form of performance-based compensation. Accordingly, a significant portion of the total compensation for our named executive officers is in the form of long-term performance equity compensation. The long-term incentives program has included performance share awards since 2010. These awards vest, if at all, based on attainment of specified revenues and adjusted operating income growth and continued service.

Executive Compensation Practices

We strive to maintain sound compensation practices by continually monitoring the evolution of best practices. We incorporate many best practices into our compensation programs, including the following:

•	Our performance share award agreements contain claw-back provisions.

•

We do not currently offer guaranteed retirement benefits or any non-qualified deferred compensation plans. Instead, we provide our named executive officers with the opportunity to accumulate assets through appreciation of their equity awards, and offer our U.S. based executives the opportunity to participate in our 401(k) Plan on the same basis as all our employees.

•	Our compensation committee continually reviews the relationship of the CEO’s compensation to the Company’s performance.

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Our compensation committee periodically reviews our compensation peer group and makes adjustments, when appropriate, to further enhance market competitiveness and alignment with investor expectations. Our compensation peer group was updated in 2012 as a result of such a review.

•	Our compensation committee benefits from the advice of an independent consulting firm that provides no other services to the Company.

•	Stock option exercise prices are set at the grant date market price and may not be reduced (except to adjust for stock splits or similar transactions) without shareholder approval.

•

We regularly evaluate share utilization by reviewing overhang levels (dilutive impact of equity compensation on our shareholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).

•	We provide only modest perquisites.

•	We do not provide tax gross-ups.

•	We do not permit short sales by executive officers or directors.

Compensation Objectives

The primary objectives of our compensation program for our executives, including our named executive officers, are to attract, motivate and retain highly talented individuals who are committed to our core values of leadership, performance, passion, innovation, teamwork, integrity and respect. Our compensation program is designed to reward the achievement of our annual, long-term and strategic goals, such as growing revenues, improving operating margins, improving client satisfaction scores, reducing employee attrition levels and expanding into new geographies and service offerings. It is also designed to align the interests of our executives, including our named executive officers, with those of our shareholders by rewarding performance that exceeds our goals, with the ultimate objective of increasing shareholder value.

Currently, our compensation committee is responsible for reviewing the overall goals and objectives of our executive compensation programs, as well as our compensation plans, and making any changes to such goals, objectives and plans. Our compensation committee bases our executive compensation on the same objectives that guide us in establishing all of our compensation programs:

•	Compensation is based on the individual’s level of job responsibility.

•

Compensation reflects the value of the job in the marketplace. A large part of our operations are based in developing economies where there is significant competition for locally-based top executive talent.

•	Compensation programs are designed to reward performance, both individual and Company.

For fiscal 2012, our executive compensation program had three primary components: (a) base salary, (b) annual cash bonus payments, and (c) equity-based compensation. We also provide other benefits and perquisites.

Our compensation committee considers risk when developing our compensation program and believes that the design of our current compensation program does not encourage excessive or inappropriate risk taking. Our base salaries provide competitive fixed compensation, while annual cash bonuses and equity-based awards encourage annual objectives and goals and long-term consideration rather than short-term risk taking

Our Process

Our compensation committee typically reviews each component of compensation at least every 15 months with the goal of allocating compensation between between cash and non-cash compensation and between long-term and currently paid out compensation, and combining the compensation elements for each executive in a manner we believe best fulfills the objectives of our compensation program.

Our compensation committee is responsible for reviewing the performance and potential of each of our executives, including the named executive officers, approving the compensation level of each of our executives, establishing criteria for granting Company options and other equity awards to our executives and other employees and approving such grants. Each of these tasks is generally performed annually by our compensation committee.

There is no pre-established policy for the allocation of compensation between cash and non-cash components or between short-term and long-term components and no pre-established ratios between the CEO’s compensation and that of the other named executive officers. Rather, the Company’s compensation committee, which includes experienced directors who serve as members of the boards and compensation committees of other public companies, works closely with our CEO, discussing with him the Company’s overall performance, the CEO’s own performance and his evaluation of and compensation recommendations for the other named executive officers.

The compensation committee then utilizes its judgment and experience in making all compensation determinations. The compensation committee’s determination of compensation levels is based upon what the members of the committee deem appropriate, considering information such as the factors listed above, as well as input from our CEO and information and advice provided by an independent compensation consultant.

Role of CEO in Compensation Decisions.    After the end of the 2012 fiscal year, the compensation committee and the CEO discussed our business performance, his performance and his evaluation of, and 2012 cash bonus recommendations for, the other named executive officers and certain other members of senior management. The CEO also provides recommendations on periodic adjustments to base salaries of the other named executive officers. The compensation committee takes into consideration the CEO’s recommendations but makes the final decisions on compensation as it deems appropriate. The compensation committee, without the CEO present, determined the CEO’s 2012 compensation.

Role of Consultants and Advisors in Compensation Decisions.    The compensation committee has the authority to retain and terminate an independent third-party compensation consultant and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. During 2012, the compensation committee utilized the services of an executive compensation consulting firm, Frederic W. Cook & Co., Inc. (“F. W. Cook”). F.W. Cook was engaged by and reported directly to the compensation committee. F.W. Cook did not provide any other services to the Company in 2012. During 2012, F.W. Cook advised the compensation committee with respect to our CEO’s compensation and adjustments to outstanding equity awards held by our executives and other employees resulting from our special cash dividend paid in September 2012. Our compensation committee determined that its relationship with F.W. Cook and the work of F.W. Cook on behalf of the compensation committee did not raise any conflict of interest.

F.W. Cook provided market data on the compensation of chief executive officers in 2012 among a group of comparable companies to assist the compensation committee in evaluating the compensation for Mr. Tyagarajan. The companies used for the comparison included companies in our industry with similar revenue and companies we consider to be competing for the same level of executive talent and for which sufficient disclosure was available in publicly available proxy statements at the time of the review. The following companies were used in this peer group analysis:

Alliance Data Systems Broadridge Financial Solutions CGI Group Ciber Cognizant Tech Solutions Convergys DST Systems ExlService Holdings	Global Payments iGate Corp Infosys Technologies Teletech Holdings Towers Watson & Co. WebMD Health Wipro WNS Holdings

As of June 30, 2012, our revenues were between the 25th percentile and median and our market capitalization was between the median and 75th percentile of the companies in our peer group.

The compensation committee took into account the results of the review, alternatives provided by F.W. Cook, and other factors, such as Mr. Tyagarajan’s long tenure with the Company, when determining Mr. Tyagarajan’s 2012 base salary and bonus.

Consideration of Prior Shareholder Advisory Vote on Executive Compensation.    At our 2011 annual meeting of shareholders, we provided our shareholders the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers. Approximately 73% of the votes cast on such proposal were in favor of the compensation of the named executive officers. Our compensation committee took the results of the vote into account when determining our fiscal year 2012 executive compensation policies and based on the level of approval did not make any material changes to the Company’s compensation philosophies, policies and practices for the remainder of 2011 or for compensation decisions with respect to 2102 compensation for our named executive officers. The compensation committee will continue to take into account future shareholder advisory votes on executive compensation in considering the Company’s executive compensation programs and policies. Based on the voting preference of our shareholders, the frequency of future shareholder advisory votes on executive compensation will be every three years. Accordingly, the next shareholder advisory vote will occur at our 2014 annual meeting.

Compensation Components

Base Salary.    Base salary is provided to ensure that we are able to attract and retain high quality executives. It is intended to provide a fixed level of overall compensation that does not vary annually based on performance or changes in shareholder value, thereby ensuring that our executives can maintain a standard of living commensurate with their skill set and experience. Base salary reflects the experience, knowledge, skills and performance records our executives, including our named executive officers, bring to their positions and the general market conditions in the country in which the executives are located. We generally do not have employment agreements with our employees except in special cases or where required by local law. We have, however, entered into employment agreements with our CEO and head of infrastructure, manufacturing and services which specify a minimum base salary as described below.

Our compensation committee typically reviews the salaries of our executives, including our named executive officers, at least every 15 months and determines changes in base salaries based on various factors that include the importance of the role in our overall business, performance and potential of the executive, general Company performance and the market practices in the country where the named executive officer is located. In connection with such review, our CEO provides recommendations and rankings of the executives who directly report to him, including our other named executive officers, and the compensation committee considers the CEO’s recommendations in setting base salaries.

N.V. Tyagarajan.    On June 15, 2011, we entered into an employment agreement with Mr. Tyagarajan in connection with his becoming our president and chief executive officer. This agreement replaced Mr. Tyagarajan’s previous employment agreement, dated as of February 7, 2005. The employment agreement specifies that Mr. Tyagarajan will receive an annual base salary of not less than U.S. $600,000, effective June 17, 2011. In January 2013, the compensation committee approved a 5% increase in Mr. Tyagarajan’s base salary to $630,000, made retroactive to September 2012 in accordance with Genpact’s practice of reviewing the compensation of executive officers every 15 months. Mr. Tyagarajan’s 2013 base salary increase was in line with the salary increases for our senior executives located in the United States and reflects the importance of his role as our chief executive officer and his personal performance. The compensation committee took the results of the F.W. Cook review discussed above into consideration in determining Mr. Tyagarajan’s base salary increase See “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements With Named Executive Officers.”

Mohit Bhatia.    We do not have an employment agreement with Mr. Bhatia. Mr. Bhatia’s 2012 base salary was INR 14,781,800 (approximately $275,623), reflecting a merit increase in September 2012 of approximately 7% over his 2011 base salary. Mr. Bhatia’s 2012 base salary increase was in line with the salary increases for our senior executives located in India and reflects the importance of his role and his personal performance.

Patrick Cogny.    On August 5, 2011, we entered into an employment agreement with Mr. Cogny in connection with Mr. Cogny’s relocation from Belgium to the U.S. and his appointment as Senior Vice President, Infrastructure, Manufacturing and Services. This employment agreement supersedes Mr. Cogny’s prior employment agreement dated as of October 21, 2008. Mr. Cogny’s agreement specifies that Mr. Cogny will receive an annual base salary of not less than U.S. $450,000. In December 2012, the compensation committee approved a merit increase in Mr. Cogny’s base salary of approximately 3% to $463,500. Mr. Cogny’s 2012 base salary increase was in line with the salary increases for our senior executives located in the United States and reflects the importance of his role and his personal performance. See “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements with Named Executive Officers.”

Piyush Mehta.    We do not have an employment agreement with Mr. Mehta. Mr. Mehta’s 2012 base salary was INR 10,943,640 (approximately $204,057), reflecting a merit increase effective April 2012 of approximately 8% over his 2011 salary. Mr. Mehta’s 2012 base salary increase was in line with the salary increases for our senior executives located in India and reflects the importance of his role and his personal performance.

Arvinder Singh.    We do not have an employment agreement with Mr. Singh. Mr. Singh’s 2012 base salary was $364,728, reflecting a merit increase of 5% in September 2012 over his 2011 base salary. Mr. Singh’s base salary increase was in line with the salary increases for our senior executives located in the United States and reflects the importance of his role and his personal performance.

Annual Cash Bonus.    Annual cash bonuses are designed to provide rewards to our executives, including our named executive officers, for Company performance and their performance during the most recent year. We believe that the immediacy of these cash bonuses, in contrast to our equity grants, which vest over a period of time, provides a significant incentive to our executives towards achieving their respective individual objectives, our Company objectives and our overall long term and strategic goals, such as client satisfaction, growing revenues, improving operating margins, reducing employee attrition levels and expanding into new geographies and service offerings. Our cash bonuses are an important motivating factor for our executives, in addition to being a significant factor in attracting and retaining our executives.

Bonuses are generally determined by our compensation committee in January or February following the end of the year and, as with the base salary component, are based on the recommendation and rankings provided by our CEO for all executives other than the CEO. The same factors used to determine base salary, which are described above, are used to determine bonuses for the prior year, with a greater emphasis on the performance of the individual and our Company and less on other factors such as geographic location. For Messrs. Cogny and Tyagarajan, who have employment agreements that specify bonus opportunities, the compensation committee also takes into consideration the requirements for bonus payments under their agreements, although the compensation committee exercises discretion in determining the appropriate bonus amount. See “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements with Named Executive Officers.”

In determining 2012 annual cash bonuses for the named executive officers, the compensation committee considered the Company’s 2012 operational and financial performance and each named executive officer’s role in achieving such Company performance. In particular, the compensation committee noted the Company’s revenue growth of approximately 19%. In addition, revenues from the Company’s Global Clients (clients other than the General Electric Company, or GE) increased approximately 26% over 2011 levels. The compensation committee reviewed each individual’s contribution to the Company’s 2012 results in determining bonus payment amounts. The bonuses were decided by the compensation committee for the CEO and each other named executive officer while being mindful of the Company performance discussed above as well as individual performance.

N.V. Tyagarajan.    Mr. Tyagarajan’s 2012 bonus payment was $1,625,000, representing an increase of approximately 25% over his 2011 bonus, and exceeding the target set forth in his CEO employment agreement. As the CEO, Mr. Tyagarajan has responsibility for the entire Company, and therefore the compensation committee primarily considered Company performance in determining his 2012 bonus. The compensation committee also considered Mr. Tyagarajan’s leadership of the transaction resulting in Bain Capital’s purchase of our shares from our prior major shareholders in determining Mr. Tyagarajan’s bonus. Due to the scope of

Mr. Tyagarajan’s position, the compensation committee also determined that a bonus that was materially higher than the other named executive officers was warranted.

Mohit Bhatia.    Mr. Bhatia’s 2012 bonus payment was $88,523. This represents an increase of approximately 25% over Mr. Bhatia’s 2011 bonus in local currency. In 2012, Mr. Bhatia also received a special bonus of $30,056 for his contributions to the transactions relating to Bain Capital’s 2012 share purchase. As the CFO, Mr. Bhatia has responsibility for the Company’s financial reporting and, in determining Mr. Bhatia’s bonus the compensation committee primarily considered Mr. Bhatia’s contributions to achieving our 2012 financial goals and also his leadership role in our 2012 refinancing and payment of the 2012 special cash dividend.

Patrick Cogny.    Mr. Cogny’s 2012 bonus payment was $362,500, exceeding the target set forth in his employment agreement. This represents an increase of approximately 45% over his 2011 bonus, primarily reflecting a change in his compensation structure that became effective in August 2011 in connection with his relocation to the United States from Europe. In determining Mr. Cogny’s bonus, the compensation committee primarily considered Mr. Cogny’s contributions to the growth of our infrastructure, manufacturing and services vertical.

Piyush Mehta.    Mr. Mehta’s 2012 bonus payment was $83,908. This represents an increase of approximately 25% over Mr. Mehta’s 2011 bonus in local currency. As the head of human resources, Mr. Mehta has overall responsibility for employee matters and in determining Mr. Mehta’s bonus the compensation committee primarily considered Mr. Mehta’s contributions to achieving our 2012 people-related goals, such as a reduction in attrition and timely hiring of best-in-class talent.

Arvinder Singh.    Mr. Singh’s 2012 bonus payment was $197,800. This represents an increase of approximately 15% over Mr. Singh’s 2011 bonus. Mr. Singh is responsible for sales and marketing, client relationships and reengineering projects for the Company and the compensation committee primarily considered the scope of his role and personal performance in determining his bonus payment.

Equity-Based Compensation.    Our equity-based compensation program is designed primarily to attract and retain highly qualified individuals, given that competition for talent is high in our industry, and to align the long-term interests of our executives with those of our shareholders. Equity-based compensation is subject to multi-year vesting requirements, which require continued service of our executives in order for them to realize gains.

2012 Performance Share Awards.    In March 2012, we granted performance share awards to our named executive officers. The compensation committee believes that including performance shares as part of Genpact’s equity-based compensation programs strengthens focus on the Company’s operating performance and shareholder value creation, and enhances the retention value of the overall compensation program. The 2012 performance shares vest on December 31, 2014 based on organic revenue growth and adjusted operating income growth for the 2012 fiscal year and continued service through December 31, 2014. The compensation committee determined that a one-year performance period, instead of the three-year performance period used for the 2010 and 2011 performance share grants as discussed below, encouraged better alignment with shareholder interests. A three-year service vesting period was determined to be appropriate to drive retention and focus executives on increasing long-term shareholder value.

Each award specifies a target number of performance shares. The actual number of common shares of the Company into which the target performance shares convert was calculated by multiplying the number of target performance shares by a performance percentage ranging from 0% to 150% based on the Company’s 2012 organic revenue growth and 2012 growth in adjusted income from operations. For each goal, there were three designated levels of attainment. If performance for either metric was below the threshold, no payout would occur.

Based on our 2012 revenue growth of 18% and adjusted operating income growth of 18.4%, the 2012 performance shares will convert to 122.184% of the target shares, provided the executive remains in service through December 31, 2014. In determining the conversion percentage for the 2012 performance shares, the compensation committee excluded revenues and adjusted operating income attributable to acquisitions completed during 2012.

CEO Grants.    In 2012, Mr. Tyagarajan received a performance share grant covering a target number of 100,000 common shares which was adjusted to 111,345 as a result of the special cash dividend paid in September 2012 and will convert into 138,617 actual common shares of the Company based on 2012 organic revenue and adjusted operating income growth as discussed below.

2011 Performance Share Awards.     In January 2011, our compensation committee granted performance share awards to the named executive officers (other than our CEO) that were tied to performance goals measured over the three-year performance period from January 1, 2011 through December 31, 2013. The performance period for the June 2011 performance share grant to our CEO was April 1, 2011 to December 31, 2013. The number of our common shares that may be earned under those awards ranges from 0% to 150% of the target number of shares subject to each award and will be determined on the basis of our actual performance over the performance period measured in terms of our revenue and adjusted operating income growth. These awards were outstanding during all of 2012.

2010 Performance Share Awards.     In March 2010, we granted performance shares to the named executive officers. The 2010 performance shares vested on December 31, 2012 based on growth in revenue over the period from January 1, 2010 through December 31, 2012 and the average of (i) EBITDA growth over the period from January 1, 2010 through December 31, 2010 and (ii) adjusted operating income growth over the period from January 1, 2011 through December 31, 2012.

Based on average revenue growth of 12.6% over the performance period and average EBITDA/adjusted operating income growth over the performance period of 15.6%, the compensation committee approved payment of the 2010 performance shares at 90.851% of the target award levels. In determining the conversion percentage for the 2010 performance shares, the compensation committee excluded revenues attributable to acquisitions completed during the three-year performance period, EBITDA attributable to acquisitions completed in 2010 and adjusted operating income attributable to acquisitions completed in 2011 and 2012.

Benefits and Perquisites.    We provide other benefits to our named executive officers that are generally available to other employees in the country in which the named executive officer is located. We also provide our named executive officers with certain modest perquisites which we believe are reasonable and consistent with market trends in the countries in which our named executive officers are located. Such benefits and perquisites are intended to be part of a competitive overall compensation program. For more details on the benefits provided to our named executive officers, see “—2012 Summary Compensation Table” and “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table.”

Severance Arrangements.    We have entered into agreements with Messrs. Tyagarajan and Cogny which provide for certain payments in the event of a termination of employment. The severance payments and benefits were based on individual negotiations with the executives and are an important part of employment arrangements designed to retain these named executive officers and provide certainty with respect to the payments and benefits to be provided upon certain termination events. Our CEO was involved in the individual negotiations with Mr. Cogny and made recommendations to the compensation committee regarding the severance arrangements. For additional details on these payments and benefits, see “—Potential Payments Upon Termination or Change of Control.”

Change of Control.    Pursuant to the terms of Mr. Tyagarajan’s employment agreement, all of his outstanding equity awards will accelerate in full upon a change in control. In the event of a change in control, the performance shares granted to our named executive officers will convert into a right to receive common shares representing 100% of the target performance shares without regard to performance or a number of common shares based on performance over an abbreviated performance period, depending on when the change in control occurs. These benefits are described in more detail in “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements with Named Executive Officers—N.V. Tyagarajan” and “—Potential Payments Upon Termination or Change of Control.”

Equity Grant Practices.    All stock options granted by the Company have an exercise price equal to the closing market price of our common shares on the grant date. Equity grants are typically approved at our quarterly compensation committee meetings by resolution, and, unless a future effective date is specified, become effective as of the date of the meeting at which they are approved. The dates for our quarterly compensation committee meetings are generally scheduled months, and sometimes up to a year, in advance. In certain cases equity grants to new hires or promoted employees are approved by written consent outside of regularly scheduled compensation committee meetings and are effective as of the latest date a committee member signs the consent. Our compensation committee has delegated limited authority to the CEO and our Senior Vice President of Human Resources to grant equity compensation in between regularly scheduled compensation committee meetings to individuals other than executive officers and directors.

Stock Ownership Guidelines.    We currently do not have any stock ownership guidelines for executives or other employees. Our compensation committee has considered such guidelines in the past and we expect to adopt them in the near future.

Recovery Policy.    Our performance share awards provide that if the named executive officer has breached any restrictive covenant under any agreement with the Company during employment or during the one-year period following termination of employment, we have the right to terminate the award and cancel any shares issued under the award and be paid any proceeds received by the officer from the sale of shares issued under the award.

IRC Section 162(m) Compliance.     As a result of Section 162(m) of the Internal Revenue Code, publicly-traded companies such as the Company are not allowed a federal income tax deduction for compensation paid to the CEO and the three other highest paid executive officers (other than the CFO) to the extent that such compensation exceeds $1 million per officer in any one year and does not otherwise qualify as performance-based compensation. The 2007 Plan is structured so that compensation deemed paid to an executive officer in connection with the exercise of stock options or stock appreciation rights should qualify as performance-based compensation that is not subject to the $1 million limitation. In addition, restricted share units and performance share awards with performance-vesting goals tied to one or more of the performance criteria approved by the shareholders under the 2007 Plan may also be structured to qualify as performance-based compensation for Section 162(m) purposes.

However, restricted share units and performance share awards subject only to service-vesting requirements will not qualify as such performance-based compensation. Other awards made under the 2007 Plan may or may not so qualify. In establishing the cash and equity incentive compensation programs for the executive officers, it is the compensation committee’s view that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason the compensation committee may deem it appropriate to continue to provide one or more executive officers with the opportunity to earn incentive compensation, including cash bonus programs tied to the Company’s financial performance and restricted share unit and performance share awards, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. It is the compensation committee’s belief that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

2012 Summary Compensation Table

The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Financial Officer, and the other named executive officers (as defined in “—Compensation Discussion and Analysis”) for the fiscal year ended December 31, 2012. Because Messrs. Bhatia and Mehta are based in India and paid in Indian rupees, and the U.S. dollar appreciated against the Indian rupee in 2012, their base salaries declined marginally in U.S. dollars compared to their 2011 salaries while increasing in their local currency.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Share Awards ($)(1)		Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total Compensation ($)
N.V. Tyagarajan	2012	602,378	1,625,000		2,924,948	(4)	—	—		161,659	(5)	5,313,985
President, Chief Executive Officer and Director(3)	2011	515,371	1,300,000		5,269,745		1,552,967	30,404		110,592		8,779,079
	2010	453,875	721,457		792,188		225,012	8,818		25,173		2,226,523

Mohit Bhatia	2012	263,603	118,578	(6)	589,631	(4)	—	1,207	(7)	432	(8)	973,450
Chief Financial Officer(3)	2011	289,304	81,765		412,665		—	8,390		477		792,601
	2010	273,949	58,673		304,688		120,006	12,746		492		770,554

Patrick Cogny	2012	451,731	362,500		589,631	(4)	—	—		29,051	(9)	1,432,913
Senior Vice President,	2011	414,282	253,046		583,770					179,644		1,430,741
Infrastructure, Manufacturing and Services(3)	2010	375,914	129,907		243,750		90,005	—		242,093		1,081,669

Piyush Mehta	2012	200,278	83,908		687,894	(4)	—	1,008	(7)	544	(10)	973,631
Senior Vice President, Human Resources(3)	2011	218,148	77,502		678,789		—	10,017		477		984,934

Arvinder Singh	2012	354,441	197,800		687,894	(4)	—			27,644	(11)	1,267,779
Senior Vice President, Sales & Marketing, Client Relationships and Re-engineering

(1)	The amounts shown under this column reflect (a) the dollar amount of the aggregate grant date fair value of restricted share units and performance share awards granted during the year pursuant to our 2007 Omnibus Incentive Compensation Plan (including an award of restricted share units granted to our CEO in 2013 as described in footnote (4)), calculated in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation—Stock Compensation, or FASB ASC Topic 718 and (b) the dollar amount of the incremental fair value related to the modification of the CEO’s 2011 and 2012 performance share awards, calculated in accordance with FASB ASC Topic 718. The aggregate grant date fair value of the 2011 performance share awards is calculated in accordance with FASB ASC Topic 718, based on the probable outcome of the attainment of one or more pre-established performance objectives. Assumptions used in the calculation of these amounts are included in Note 19 “Stock-based compensation” to our audited consolidated financial statements for the fiscal year ended December 31, 2012 included in our Annual Report on Form 10-K. In accordance with the rules promulgated by the SEC, the amounts shown for awards with performance based vesting conditions exclude the impact of estimated forfeiture and amounts shown for awards with service based vesting conditions do not exclude the impact of estimated forfeitures. With respect to the performance share awards granted in 2011, assuming maximum performance is achieved, the aggregate grant date fair value would be as set forth below. The performance periods for the performance shares granted in 2010 and 2012 are completed and accordingly the outcome has been determined.

Name	Year	Grant Date Fair Value Based on Maximum Achievement ($)
N.V. Tyagarajan	2011	2,301,000
Mohit Bhatia	2011	402,600
Patrick Cogny	2011	603,900
Piyush Mehta	2011	503,250
Arvinder Singh	2011	905,850

(2)

The amounts shown represent the aggregate grant date fair value of the stock options awarded to our named executive officers for the applicable year, calculated in accordance with FASB ASC Topic 718, and do not take into account estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 19 “Stock-based compensation” to our audited consolidated financial statements for the fiscal year ended December 31, 2012 included in our Annual Report on Form 10-K.

(3)	Certain payments to Messrs. Tyagarajan, Bhatia, Cogny, and Mehta were made using foreign currency. The following foreign exchange rates were used to calculate amounts in the above table for these named executive officers:

Messrs. Tyagarajan, Bhatia and Mehta: US$1/0.0186461 INR in 2012, US$1/ 0.0215285 INR in 2011 and US$1/ 0.0217306 INR in 2010, with respect to all amounts other than with respect to the “Option Awards” columns.

Mr. Cogny: US$1/ 1.2859410 Euro in 2012, US$1/ 1.3980302 Euro in 2011 and US$1/1.3365833 Euro in 2010 with respect to all amounts other than with respect to the “Option Awards” column.

(4)	For 2012, the amount shown reflects (i) the grant date fair value of the performance share awards granted in 2012, (ii) the incremental grant-date fair value attributable to the modification made on October 25, 2012 to the performance share awards in March 2012 and (iii) for Mr. Tyagarajan, the grant date fair value of restricted share units granted in 2013 for which the accounting charge is included in 2012 because all of the conditions to the grant were satisfied in 2012 and the incremental grant-date fair value attributable to the modification made on October 25, 2012 to the performance share awards granted to Mr. Tyagarajan in June 2011 and March 2012 as a result of his waiver of accelerated vesting calculated in accordance with FASB ASC Topic 718. See also “—2012 Grants of Plan-Based Awards” and “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

(5)	The amount shown consists of the following payments and benefits to Mr. Tyagarajan: (a) $5,936 for life insurance plan premiums; (b) $1,997 relating to contributions by the Company to the Indian Provident Fund; (c) $29,419 for reimbursement of expenses relating to Mr. Tyagarajan’s relocation to the United States; (d) $59,877 for personal costs as provided in his employment agreement; (e) $34,385 for unused vacation days in India before relocating to the United States; (f) $20,044 for reimbursement of expenses for Mr. Tyagarajan’s car and (g) $10,000 for our matching contribution to our 401(k) plan.

(6)	The amount shown consists of the following payments to Mr. Bhatia: (a) annual bonus of approximately $88,523 and (b) special bonus payment of $30,055 for his contributions to the transactions relating to Bain Capital’s 2012 share purchase.

(7)	The amount shown represents the change in pension value with respect to the Gratuity Plan benefit for Messrs. Bhatia and Mehta which is required to be provided to all employees in India pursuant to Indian law. Assumptions used in the calculation of this amount are included in Note 18 “Employee benefit plans” to our audited consolidated financial statements for the fiscal year ended December 31, 2012, included in our Annual Report on Form 10-K.

(8)	The amount shown consists of payments towards life insurance premiums for Mr. Bhatia.

(9)	The amount shown consists of the following payments and benefits to Mr. Cogny: (a) $10,000 for our matching contribution to our 401(k) plan; (b) $3,833 for executive life insurance premiums; (c) $10,403 for reimbursement of expenses relating to the storage of goods in Europe as provided in his employment agreement; and (d) $4,815 for medical insurance in Europe prior to his relocation to the United States.

(10)	The amount shown consists of the following payments and benefits to Mr. Mehta: (a) $432 for life insurance plan premiums and (b) $112 paid for an employee referral.

(11)	The amount shown consists of the following payments and benefits to Mr. Singh: (a) $10,000 for our matching contribution to our 401(k) plan; (b) $11,496 for payments relating to our former profit sharing plan for U.S. employees; and (c) $6,148 for executive life insurance premiums.

2012 Grants of Plan-Based Awards

The following table provides certain information regarding equity-based awards granted to our named executive officers during the fiscal year ended December 31, 2012. There were no stock option grants to our named executive officers in 2012. For our CEO, the table also includes certain awards that were granted in 2011 but have an associated incremental fair value in 2012. These awards were granted under the 2007 Omnibus Incentive Compensation Plan. There were no grants under any non-equity incentive plans to any of our named executive officers for the year ended December 31, 2012. All grants reflect the adjustment to equity awards resulting from the special cash dividend paid in September 2012.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(2)
		Threshold (#)	Target (#)	Maximum (#)
N.V. Tyagarajan	3/6/2012	85,087	113,450	170,175		1,965,436
N.V. Tyagarajan	2/12/2013				34,035	595,613	(3)
N.V. Tyagarajan	6/15/2011	85,087	113,450	170,175		363,899	(4)
Mohit Bhatia	3/6/2012	25,526	34,035	51,052		589,631
Patrick Cogny	3/6/2012	25,526	34,035	51,052		589,631
Piyush Mehta	3/6/2012	29,780	39,707	59,560		687,894
Arvinder Singh	3/6/2012	29,780	39,707	59,560		687,894

(1)	Represents performance share awards that vest based on level of attainment of performance goals for fiscal year 2012 and continued service through December 31, 2014. The actual number of shares that may vest based on continued service was determined to be 122.184% of the target number of shares designated for each named executive officer. See Compensation Discussion and Analysis for a description of the awards.

(2)	Represents the grant date fair value of stock awards granted during the fiscal year ended December 31, 2012, calculated in accordance with FASB ASC Topic 718. The aggregate grant date fair value of performance share awards is calculated in accordance with FASB ASC Topic 718, based on the probable outcome of the attainment of one or more pre-established performance objectives. Assumptions used in the calculation of these amounts are included in Note 19 “Stock-based compensation” to our audited consolidated financial statements for the fiscal year ended December 31, 2012 included in our Annual Report on Form 10-K. In accordance with rules promulgated by the SEC in December 2009, the amounts shown for awards with performance based vesting conditions exclude the impact of estimated forfeitures and amount shown for awards with service based vesting conditions do not exclude the impact of estimated forfeitures.

(3)	Represents the grant date fair value of restricted share unit award granted on February 12, 2013, calculated in accordance with FASB ASC Topic 718. The accounting charge for this grant is included in 2012 in accordance with ASC 718 because all of the conditions to the grant were satisfied in October 2012.

(4)	The amount shown reflects the incremental grant-date fair value attributable to the modification made on October 25, 2012 to the performance share award granted on June 15, 2011 as a result of the waiver of accelerated vesting of such award. Assumptions used in the calculation of this amount are included in Note 19 “Stock-based compensation” to our audited consolidated financial statements for the fiscal year ended December 31, 2012, included in our Annual Report on Form 10-K. See also “—2012 Grants of Plan-Based Awards” and “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements with Named Executive Officers

Below are descriptions of the material terms of our employment agreements with our named executive officers.

N.V. Tyagarajan.    We entered into an employment agreement with N.V. Tyagarajan on June 15, 2011, which supersedes his previous employment agreement, dated September 21, 2005. The employment agreement has an indefinite term and may be terminated by us or Mr. Tyagarajan, subject to the severance provisions described below. The employment agreement provides for an annual base salary of not less than $600,000 and a target bonus of 125% of annual base salary. Mr. Tyagarajan is entitled to benefits and perquisites generally available to our other senior executives, reimbursement of automobile costs and $60,000 for personal costs. Mr. Tyagarajan is also entitled to four weeks of vacation per year.

Pursuant to the terms of the employment agreement, Mr. Tyagarajan was granted the following equity awards on June 15, 2011:

(i) Options covering 250,000 common shares of the Company at a per share exercise price of $15.34, the closing price of our common shares on the June 15, 2011 grant date of the options. The options vest in four equal annual installments upon Mr. Tyagarajan’s completion of each year of employment over the four-year period measured from June 17, 2011. The options will vest in full upon a change in control. In the event of termination by reason of death or disability, Mr. Tyagarajan will receive an additional 12 months of vesting and in the event of termination without cause or for good reason, Mr. Tyagarajan will receive up to an additional 24 months of vesting.

(ii) Restricted share units covering 200,000 common shares of the Company. The restricted share units vest in four equal annual installments upon Mr. Tyagarajan’s completion of each year of employment with the Company over the four-year period measured from June 15, 2011. The restricted share units will vest in full upon a change in control or Mr. Tyagarajan’s termination by reason of death or disability or termination without cause or for good reason.

(iii) Performance shares covering a target number of 100,000 common shares of the Company. The performance shares vest on December 31, 2013 subject to continued employment and satisfaction of specified performance criteria (as more fully described in “Compensation Discussion and Analysis – 2011 Performance Share Awards” above).

Mr. Tyagarajan is also entitled to receive additional performance share grants covering a target number of 113,450 (100,000 adjusted for the special cash dividend) common shares of the Company in each of 2012 and 2013 which will vest on December 31, 2014 and December 31, 2015, respectively, subject to continued employment and satisfaction of specified performance criteria to be specified at the time of grant. The performance shares (including the 2011 grant) vest in full with respect to the target or actual number of shares (depending on when the change in control occurs) upon a change in control or Mr. Tyagarajan’s termination of employment by reason of death or disability. In the event we terminate Mr. Tyagarajan’s employment without cause (as defined in the employment agreement) or he terminates for good reason, the performance shares (including the 2011 grant) will continue to vest on each remaining applicable vesting date to the extent the applicable performance goals are satisfied.

In August 2012, Mr. Tyagaran’s awards were amended so that the purchase of our shares by an affiliate of Bain Capital would not be deemed to be a change in control (and therefore not result in an accelerated vesting of the awards) and also to amend the definition of a change in control for future events. In order to comply with the rules set forth under Section 409A of the Internal Revenue Code of 1986, as amended, in connection with the amendment to Mr. Tyagarajan’s restricted share unit grant, the Company agreed to issue Mr. Tyagarajan an additional 30,000 restricted share units (which were adjusted to 34,035 as a result of the special cash dividend) following the closing of Bain Capital’s share purchase. These restricted share units vest on December 31, 2016 subject to continued employment.

For purposes of Mr. Tyagarajan’s employment agreement, the term “good reason” means a material reduction in the nature of Mr. Tyagarajan’s authorities or duties, a material reduction in base compensation, requiring Mr. Tyagarajan to report to any person other than our board of directors or a material relocation of Mr. Tyagarajan’s principal place of employment, which has not been cured by us within 30 days following notice of such event by Mr. Tyagarajan.

If Mr. Tyagarajan’s employment is terminated by us without cause or by Mr. Tyagarajan for good reason, then in addition to any earned but unpaid salary or bonus and payment for accrued but unused vacation, Mr. Tyagarajan is entitled to payment of an amount equal to the sum of (I) two times Mr. Tyagarajan’s then current base salary and (II) two times the annual bonus received for the fiscal year preceding the fiscal year in which the termination occurs. In addition, we will reimburse Mr. Tyagarajan for the cost of acquiring health benefits for himself and his dependents at the same level of coverage and benefits as is provided to our US-based senior executives for two years following the date of termination, or any earlier date on which he and his dependents become eligible for such health benefits from another employer.

Mr. Tyagarajan’s payments upon termination of employment described above are subject to his execution of a release of all claims against us and our affiliates. The release would also be executed by us and release Mr. Tyagarajan from any claims by us relating to Mr. Tyagarajan’s employment or services other than claims based on acts or omissions of Mr. Tyagarajan that involve fraud or which are not known to the non-employee directors on the date of such release. The release also includes a mutual non-disparagement provision.

Under his employment agreement, for two years after the termination of his employment, Mr. Tyagarajan will be subject to certain non-compete and non-solicitation covenants.

Patrick Cogny.    On August 5, 2011 we entered into an employment agreement with Mr. Cogny in connection with Mr. Cogny’s relocation to the U.S. and his appointment as a Senior Vice President, Manufacturing and Services. The August employment agreement replaces a prior agreement, dated October 21, 2008, between Mr. Cogny and Genpact Onsite Services, Inc.

Among other provisions, Mr. Cogny’s agreement specifies that Mr. Cogny will receive an annual base salary of not less than $450,000. The employment agreement provides for a guaranteed cash bonus payment of at least $100,000 per calendar year, plus a discretionary target bonus of up to an additional $250,000 which is not guaranteed. The agreement provides for one-time payment of $12,000 to assist with relocation expenses. In addition, if Mr. Cogny is terminated, except for a serious breach of the employment agreement, serious misconduct or serious negligence, he will receive a one-time payment equal to $550,000.

Other Named Executive Officers.    We do not have an employment agreement with Messrs. Bhatia, Mehta or Singh.

2007 Omnibus Incentive Compensation Plan

We adopted our 2007 Omnibus Incentive Compensation Plan, or the 2007 Plan, on July 13, 2007, and amended it on April 15, 2011, April 11, 2012 and August 1, 2012.

Stock Options.    We did not grant any options to our directors or named executive officers in 2012.

Restricted Share Units.    The restricted share units granted to our directors in 2012 vest on December 31, 2012 and the underlying shares will be issued on December 31, 2013.

Performance Share Awards.    The performance shares granted to our named executive officers in 2012 will convert into actual common shares of the Company based on the Company’s attainment of certain performance goals measured over the period beginning January 1, 2012 and ending December 31, 2012 and the individual’s continued service with the Company through December 31, 2014. Each award specifies a target number of performance shares. The actual number of common shares of the Company into which the performance shares may convert will be calculated by multiplying the number of target performance shares designated under the award by a performance percentage ranging from 0% to 150% based on the Company’s

2012 organic revenue growth and 2012 growth in adjusted income from operations. For each goal, there are three designated levels of attainment. If performance for either metric is below the threshold, no payout will occur. Based on our 2012 revenue and adjusted operating income performance, the 2012 performance shares will convert to 122.184% of the target shares.

The performance share awards (and any shares issued thereunder or proceeds from the sale of such shares) are subject to forfeiture in the event of a breach of restrictive covenants. See “Compensation Discussion and Analysis – Recovery Policy”.

Change of Control.    Pursuant to the 2007 Plan, unless otherwise provided in an individual award agreement, in the event of a change of control of our company, existing awards may be assumed, substituted or continued. If the awards are not so assumed, substituted or continued, then:

•	any options and SARs outstanding as of the date the change of control is determined to have occurred will become fully exercisable and vested, as of immediately prior to the change of control;

•

all performance units and cash incentive awards will be paid out as if “target” performance levels had been attained, but pro rated based on the portion of the performance period that elapses prior to the change of control;

•	performance share awards will become payable at target levels or based on actual performance depending on whether a change in control occurs during or after the performance period; and

•

all other outstanding awards will automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto will lapse as of immediately prior to such change of control.

Unless otherwise provided pursuant to an award agreement, a change of control is defined to mean any of the following events, generally:

•	during any period of twenty-four consecutive months, a change in the composition of a majority of our board of directors that is not supported by a majority of the incumbent board of directors;

•	the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets;

•	the approval by our shareholders of a plan of our complete liquidation or dissolution; or

•

an acquisition by any individual, entity or group (other than Bain Capital or any of its affiliates) of beneficial ownership of a percentage of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors that is equal to or greater than 25% (in the case of Bain Capital or any of its affiliates the threshold is 50%).

Retirement Benefits.    We provide our employees in the United States, including our CEO, with a tax-qualified defined contribution 401(k) plan, pursuant to which employees may elect to defer pre-tax salary amounts up to the limits set by the Internal Revenue Code. We match 100% of the first 4% of salary deferred by our employees under the 401(k) plan.

In India, we maintain a Gratuity Plan, and a Provident Fund Plan, both of which are defined contribution plans required under applicable law.

2012 Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding each outstanding equity award held by each of our named executive officers as of December 31, 2012. All share numbers and exercise prices have been adjusted to reflect the special cash dividend paid in September 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Shares, Units or Other Rights That Have Not Vested ($)(1)
N.V. Tyagarajan	469,229	—	3.04	7/25/2015	—	—	—	—	(2)
N.V. Tyagarajan	410,462	—	14.22	4/19/2017	—	—	—	—	(3)
N.V. Tyagarajan	170,175	113,450	9.52	5/6/2019	—	—	—	—	(4)
N.V. Tyagarajan	25,526	25,526	14.32	3/11/2020	—	—	—	—	(5)
N.V. Tyagarajan	70,906	212,719	13.52	6/14/2021	—	—	—	—	(6)
N.V. Tyagarajan	—	—	—		—	—	170,175	2,637,712	(7)
N.V. Tyagarajan	—	—	—		170,175	2,637,712	—	—	(8)
N.V. Tyagarajan					138,617	2,148,564	—	—	(9)
N.V. Tyagarajan	—	—	—		34,035	527,543	—	—	(10)
Mohit Bhatia	48,925	—	3.04	7/25/2015	—	—	—	—	(11)
Mohit Bhatia	102,615	—	14.22	4/19/2017	—	—	—	—	(3)
Mohit Bhatia	19,523	13,614	6.33	12/14/2018	—	—	—	—	(12)
Mohit Bhatia	13,614	13,614	14.32	3/10/2020			—	—	(5)
Mohit Bhatia	—	—	—		—	—	34,035	527,542	(13)
Mohit Bhatia	—	—	—		41,585	644,568	—	—	(9)
Patrick Cogny	142,028	—	14.38	4/19/2017	—	—	—	—	(3)
Patrick Cogny	—	14,749	6.33	12/14/2018	—	—	—	—	(12)
Patrick Cogny	10,201	10,211	14.32	3/10/2020	—	—	—	—	(5)
Patrick Cogny	—	—	—		—	—	51,053	791,321	(13)
Patrick Cogny	—	—	—		41,585	644,568	—	—	(9)
Piyush Mehta	112,877	—	14.22	4/19/2017			—	—	(3)
Piyush Mehta	—	12,480	6.33	12/14/2018	—	—	—	—	(12)
Piyush Mehta	8,508	8,509	14.32	03/10/2020	—	—	—	—	(5)
Piyush Mehta	—	—	—		—	—	42,543	659,416	(13)
Piyush Mehta	—	—	—		12,763	197,827	—	—	(8)
Piyush Mehta	—	—	—		48,516	751,998	—	—	(9)
Arvinder Singh	102,615	—	14.22	4/19/2017			—	—	(3)
Arvinder Singh	—	14,749	6.33	12/14/2018	—	—	—	—	(12)
Arvinder Singh	11,344	11,346	14.32	03/10/2020	—	—	—	—	(5)
Arvinder Singh	—	—	—		—	—	76,578	1,186,959	(13)
Arvinder Singh	—	—	—		17,017	263,764	—	—	(8)
Arvinder Singh	—	—	—		48,516	751,998	—	—	(9)

(1)	Represents the aggregate market value of the shares subject to the award calculated using the NYSE closing price of a Genpact share on December 31, 2012. In accordance with SEC rules, the number of shares pertaining to equity incentive plan awards has been reported based on the next higher performance measure that exceeds the previous fiscal year’s performance. Therefore, equity incentive plan awards granted in 2011 have been reported at maximum performance attainment.

(2)	These Company options were granted on July 26, 2005, and were fully vested as of February 7, 2010.

(3)	These Company options were granted on April 20, 2007, and were fully vested as of December 31, 2012.

(4)	These Company options were granted on May 7, 2009 and vest with respect to 20% on May 1, 2010, 20% on May 1, 2011, 20% on May 1, 2012, 20% on May 1, 2013 and 20% on May 1, 2014, subject to continued service through each vesting date.

(5)	These Company options were granted on March 12, 2010, and vest with respect to 25% on February 1, 2011, 25% on February 1, 2012, 25% on February 1, 2013 and 25% on February 1, 2014, subject to continued service through each vesting date.

(6)	These Company options were granted on June 15, 2011 and vest with respect to 25% on June 17, 2012, 25% on June 17, 2013, 25% on June 17, 2014 and 25% on June 17, 2015, subject to continued service through each vesting date.

(7)	Represents Company performance share awards granted on June 15, 2011 based on maximum performance attainment. The actual number of common shares of the Company into which the performance shares may convert will be calculated by multiplying the number of target performance shares awarded by a performance percentage ranging from 0% to 150% based on the attained level of Company performance as measured in terms of the criteria set forth in the performance share award agreement and described in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table”.

(8)	Represents restricted share units granted on June 15, 2011 that vest with respect to 25% on June 17, 2012, 25% on June 17, 2013, 25% on June 17, 2014 and 25% on June 17, 2015.

(9)	Represents Company performance share awards granted on March 6, 2012 based on actual performance attainment. The performance criteria for these awards were attained on December 31, 2012. However, the awards are subject to vesting upon completion of the service period ending on December 31, 2014.

(10)	Represents restricted share units granted on February 12, 2013 that vest 100% on December 31, 2016. This award was not outstanding on December 31, 2012. However, the accounting charge for this grant is included in 2012 in accordance with ASC 718 because all of the conditions to the grant were satisfied in October 2012.

(11)	These Company options were granted on July 26, 2005, and were fully vested as of January 1, 2010.

(12)	These Company options were granted on December 15, 2008, and vest with respect to 20% on December 1, 2009, 20% on December 1, 2010, 20% on December 1, 2011, 20% on December 1, 2012 and 20% on December 1, 2013, subject to continued service through each vesting date.

(13)	Represents Company performance share awards granted on March 15, 2011 based on maximum performance attainment. The actual number of common shares of the Company into which the target performance shares may convert will be calculated by multiplying the number of target performance shares awarded by a performance percentage ranging from 0% to 150% based on the attained level of Company performance as measured in terms of the criteria set forth in the performance share award agreement.

2012 Option Exercises and Stock Vested

The following table provides information regarding all Company options exercised by and all stock awards that vested to each of our named executive officers during the fiscal year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
N.V. Tyagarajan	205,231	2,572,950	116,995	(2)	1,972,880
Mohit Bhatia	34,933	330,261	25,766	(3)	461,469
Patrick Cogny	58,993	546,369	20,613	(4)	369,179
Piyush Mehta	111,914	816,226	23,332	(5)	408,089
Arvinder Singh	58,993	553,730	31,798	(6)	556,452

(1)	Represents the aggregate price at which shares acquired upon exercise of the options were sold, net of the exercise price paid for acquiring the shares.

(2)	Includes 66,995 shares vested as of December 31, 2012 pursuant to the March 2010 performance share award and issued in March 2013 and 50,000 shares vested on June 17, 2012 pursuant to the June 2011 restricted share unit award.

(3)	Represents 25,766 shares vested as of December 31, 2012 pursuant to the March 2010 performance share award and issued in March 2013.

(4)	Represents 20,613 shares vested as of December 31, 2012 pursuant to the March 2010 performance share award and issued in March 2013.

(5)	Includes 19,582 shares vested as of December 31, 2012 pursuant to the March 2010 performance share award and issued in March 2013 and 3,750 shares vested on June 17, 2012 pursuant to the June 2011 restricted share unit award.

(6)	Includes 26,798 shares vested as of December 31, 2012 pursuant to the March 2010 performance share award and issued in March 2013 and 5,000 shares vested on June 17, 2012 pursuant to the June 2011 restricted share unit award.

2012 Pension Benefits

The chart below provides information on certain pension benefits provided to our named executive officers for the fiscal year ended December 31, 2012.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1,2)	Payments During Last Fiscal Year ($)
Mohit Bhatia	Gratuity Plan for Indian Employees	13.45	62,016	—
Piyush Mehta	Gratuity Plan for Indian Employees	11.09	37,021	—

(1)	We are required to provide all Indian employees with benefits under a Gratuity Plan, which is a defined benefit plan. Assumptions used in the calculation of this amount are included in note 19 “Employee benefit plans” to our audited consolidated financial statements for the fiscal year ended December 31, 2011, included in our Annual Report on Form 10-K.

(2)	The foreign exchange rate used to calculate amounts in the above table is US$1/0.0186461 INR.

Potential Payments Upon Termination or Change of Control

Below is a description of the potential payments and benefits that would be provided to our named executive officers upon termination of their employment or a change of control under their employment agreements and award agreements under the Company Stock Plans.

Employment Agreements with Named Executive Officers

We have entered into agreements with Messrs. Cogny and Tyagarajan which provide for certain payments and benefits to be paid to each upon certain terminations of employment. See “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements with Named Executive Officers” for a description of these provisions.

Company Stock Plans

The treatment of outstanding awards under our 2007 Plan in the event of a change of control is described under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – 2007 Omnibus Incentive Compensation Plan”. Under the equity compensation plans utilized by us prior to the adoption of the 2007 Plan (the 2007 Plan together with all prior plans, the “Company Stock Plans”), upon the occurrence of a change of control (as defined below) or dissolution or liquidation, our board of directors may provide that all Company options will become immediately exercisable. Our board of directors may also, upon at least ten days’ advance notice, cancel any outstanding Company options and pay to the holders of such Company options, in cash or shares, the value of such Company options based upon the price per share received by our other shareholders in the event of a change of control. Our obligations under the Company Stock Plans will be binding upon any successor corporation or organization. The term “change of control” for the purposes of our Company Stock Plans, other than the 2007 Plan, is defined as the following: (a) the acquisition by any person or entity (other than Glory Investments A Limited or any of its affiliates or successors (including Bain Capital)), directly or indirectly, of more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of our directors, including, without limitation, as a result, in whole or part, by reason of a sale or other disposition by Glory Investments A Limited or any of its affiliates or successors; (b) any merger, consolidation, reorganization, recapitalization, tender or exchange offer or any other transaction with or affecting us as a result of which a person or entity other than Glory Investments A Limited or any of its affiliates owns after such transaction, directly or indirectly, more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of our directors; or (c) the sale, lease, exchange, transfer or other disposition to any person or entity, other than an Investor, of all or substantially all, of our assets and our consolidated subsidiaries.

Generally, except as described below, our Company option or other equity award agreements with our named executive officers do not provide for accelerated vesting upon a termination of employment.

Under his 2011 option grant, Mr. Tyagarajan will receive an additional 12 months of vesting upon a termination by reason of death or disability and up to 24 months of vesting upon termination without cause or for good reason. The option vests in full upon a change in control. The restricted share units granted to Mr. Tyagarajan in 2011 vest in full upon a change in control, a termination by reason of death, disability or a termination without cause or for good reason. The performance share awards granted to Mr. Tyagarajan vest in full upon a change in control, termination by reason of death, disability or a termination without cause or for good reason, in each case based on target performance if the triggering event occurs prior to completion of the performance period and at actual performance if the triggering event occurs after completion of the performance period.

Termination and Change of Control Potential Payments and Benefits Table

The amounts included in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The amounts indicated are based on the payments and benefit that would have been incurred by the Company if the named executive officer’s employment had terminated as of the last business day of the fiscal year ended December 31, 2012. Where applicable, the value of one of our common shares on December 31, 2012 was $15.50, which was the closing market price of our common shares on the NYSE as of that date.

Name	Involuntary Termination without Cause ($)		Involuntary Termination for Cause ($)	Termination with Good Reason(1) ($)		Voluntary Termination Other than death, disability ($)	Termination due to Death ($)		Termination due to Disability ($)		Change of Control
											Accelerated Vesting if Award not assumed, substituted or continued by the Acquiring Entity ($)		Award assumed, substituted or continued by the Acquiring Entity ($)
N.V. Tyagarajan
Cash Severance	3,800,000	(2)	—	3,800,000	(2)	—	—		—		—		—
Equity Treatment	7,675,205	(3)	—	7,675,205	(3)	—	7,227,615	(4)	7,227,615	(4)	8,201,685	(5)	7,072,305	(6)
Health and Welfare	79,794	(7)	—	79,794	(7)	—	—		—		—		—
Pension Benefits	—		—	—		—	—		—		—		—
TOTAL	11,554,999		—	11,554,999		—	7,227,615		7,227,615		8,201,685		7,072,305
Mohit Bhatia
Cash Severance	—		—	—		—	—		—		—		—
Equity Treatment	214,858	(8)	—	—		—	—		—		1,137,141	(8)	—
Health and Welfare	—		—	—		—	—		—		—		—
Pension Benefits	—		—	—		—	—		—		—		—
TOTAL	214,858		—	—		—	—		—		1,137,141		—
Patrick Cogny
Cash Severance	550,000	(10)	—	—		—	362,500	(11)	362,500	(11)	—		—
Equity Treatment	214,858	(12)	—	—		—	—		—		1,319,394	(13)	—
Health and Welfare	—		—	—		—	—		—		—		—
Pension Benefits	—		—	—		—	—		—		—		—
TOTAL	764,858		—	—		—	362,500		362,500		1,319,394		—
Piyush Mehta
Cash Severance	—		—	—		—	—		—		—		—
Equity Treatment	250,664	(14)	—	—		—	—		—		1,513,886	(15)	—
Health and Welfare	—		—	—		—	—		—		—		—
Pension Benefits	—		—	—		—	—		—		—		—
TOTAL	250,664		—	—		—	—		—		1,513,886		—
Arvinder Singh
Cash Severance	—		—	—		—	—		—				—
Equity Treatment	250,664	(16)	—	—		—	—		—		1,955,676	(17)	—
Health and Welfare	—		—	—		—	—		—		—		—
Pension Benefits	—		—	—		—	—		—		—		—
TOTAL	250,664		—	—		—	—		—		1,955,676		—

(1)	See definition of good reason in “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with Named Executive Officers—N.V. Tyagarajan.”

(2)	Amount represents the payment of an amount equal to two times the sum of Mr. Tyagarajan’s then current annual base salary, which was $600,000, and the annual bonus received for the fiscal year preceding the fiscal year of termination, which annual bonus was $1,300,000 in 2011 ($3,800,000).

(3)	Amounts represent (i) the estimated value of vesting of all unvested Company restricted stock units and unvested Company options and performance shares which were granted in 2011 calculated at the expected performance levels that would have vested in the next twenty four months held by Mr. Tyagarajan as of December 31, 2012 and (ii) the estimated value of performance shares granted in 2012 calculated at the actual performance levels that would have vested at the end of the service period held by Mr. Tyagarajan as of December 31, 2012.

(4)	Amounts represent (i) the estimated value of vesting of all unvested Company restricted stock units and unvested Company options, performance shares granted in 2011 calculated at the target performance vesting that would have vested in the next twelve months held by Mr. Tyagarajan as of December 31, 2012 and (ii) the estimated value of performance shares granted in 2012 calculated at the actual performance levels that would have vested at the end of the service period held by Mr. Tyagarajan as of December 31, 2012.

(5)	Amount represents the estimated value of vesting of all unvested Company options, all unvested Company restricted stock units, performance shares granted in 2011 calculated at the target performance vesting and performance shares granted in 2012 calculated at the actual performance levels held by Mr. Tyagarajan as of December 31, 2012.

(6)	Amount represents the estimated value of unvested Company options, unvested Company restricted stock units and performance shares which were granted in 2011, calculated at the target performance vesting and performance shares granted in 2012, calculated at the actual performance vesting held by Mr. Tyagarajan as of December 31, 2012.

(7)	Amount represents the estimated value of providing Mr. Tyagarajan and his dependents with health benefits for two years following the date of termination at the same level of coverage provided to our US based senior executives. The amount is calculated based on the present value of maximum liability with respect to Mr. Tyagarajan and his dependents under our applicable benefit plan in effect as of December 31, 2012.

(8)	Amount represents the estimated value of pro-rated vesting of Company performance shares granted in 2012, calculated at the actual performance vesting, held by Mr. Bhatia as of December 31, 2012.

(9)	Amount represents the estimated value of vesting of all unvested Company options and performance shares calculated at the target performance vesting or at actual performance vesting, as applicable, held by Mr. Bhatia as of December 31, 2012.

(10)	Amount represents the payment in lump sum of an amount equal to $550,000 per Mr. Cogny’s employment agreement.

(11)	Amount represents the payment in lump sum of an amount equal to $362,500 representing the earned but unpaid bonus amount as per Mr. Cogny’s employment agreement.

(12)	Amount represents the estimated value of pro-rated vesting of Company performance shares granted in 2012, calculated at the actual performance vesting, held by Mr. Cogny as of December 31, 2012.

(13)	Amount represents the estimated value of vesting of all unvested Company options and performance shares calculated at the target performance vesting or at actual performance vesting, as applicable, held by Mr. Cogny as of December 31, 2012.

(14)	Amount represents the estimated value of pro-rated vesting of Company performance shares granted in 2012, calculated at the actual performance vesting, held by Mr. Mehta as of December 31, 2012.

(15)	Amount represents the estimated value of vesting of all unvested Company options and performance shares calculated at the target performance vesting or at actual performance vesting, as applicable, held by Mr. Mehta as of December 31, 2012.

(16)	Amount represents the estimated value of pro-rated vesting of Company performance shares granted in 2012, calculated at the actual performance vesting, held by Mr. Singh as of December 31, 2012.

(17)	Amount represents the estimated value of vesting of all unvested Company options and performance shares calculated at the target performance vesting or at actual performance vesting, as applicable, held by Mr. Singh as of December 31, 2012.

DIRECTOR COMPENSATION

Overview

The compensation committee reviews and approves the compensation arrangements for our directors. Our non-employee directors each receive an annual retainer of $45,000, each director serving on our audit committee receives an additional annual payment of $15,000 and each director serving on our compensation or nominating and governance committees receives an additional annual payment of $10,000. Mr. Barter receives an additional $20,000 annually for his service as chairman of the audit committee, Mr. Nunnelly receives an additional $5,000 annually for his service as chairman of the compensation committee and Mr. Scott receives an additional $5,000 annually for his service as chairman of the nominating and governance committee. Mr. Scott also receives $75,000 annually for his service as chairman of the board and $72,000 annually for secretarial and office support services. Additionally, our non-employee directors receive an annual grant of 6,000 restricted share units that vest on the last day of the year of grant. In connection with his appointment as chairman of our board in March 2011, Mr. Scott received an additional 9,036 restricted share units with a one-year vesting period.

The following table sets forth the compensation of our non-employee directors for the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards (2)($)	Total ($)
J. Barter	125,000	82,380	207,380
A. Chandra	13,750	0	13,750
M. Dzialga	52,500	82,380	134,880
D. Humphrey	11,250	0	11,250
D. Kaden	33,750	82,380	116,130
J. Khattar	105,000	82,380	187,380
J. Madden	107,500	82,380	189,880
D. Nayden	52,500	82,380	134,880
G. Reiner	41,250	82,380	123,630
R. Scott	287,000	82,380	369,380
M. Spence	100,000	82,380	182,380
M. Nunnelly	13,750	0	13,750
M. Verdi	11,250	0	11,250

(1)	In 2012, Messrs. Barter, Khattar, Madden and Spence received an additional payment of $45,000 for their service on the transaction committee formed in connection with Bain Capital’s share purchase and Mr. Scott received an additional $65,000 for his service as chairman of the transaction committee.

(2)	The amounts shown under this column reflect the dollar amount of the aggregate grant date fair value of equity-based compensation awards granted during the year, calculated in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation—Stock Compensation, pursuant to our 2007 Omnibus Incentive Compensation Plan. Assumptions used in the calculation of these amounts are included in Note 19 “Stock-based compensation” to our audited consolidated financial statements for the fiscal year ended December 31, 2012 included in our Annual Report on Form 10-K. In accordance with the rules promulgated by the SEC in December 2009, the amounts shown do not exclude the effect of estimated forfeitures related to service-based vesting conditions.

The following table shows for each non-employee director (i) the grant date of each restricted stock unit granted during the 2012 fiscal year, (ii) the aggregate number of the Company’s common shares subject to each such award, and (iii) the grant-date fair value of each such award, as calculated in accordance with ASC Topic 718.

Name	Grant Date(1)	Number of Common Shares Subject to Restricted Stock Units Granted (#)		Grant Date Fair Value ($)
J. Barter	May 16, 2012	6,807		82,380
A. Chandra	—	—		—
M. Dzialga	May 16, 2012	6,807	(2)	82,380
D. Humphrey	—	—		—
D. Kaden	May 16, 2012	6,807	(2)	82,380
J. Khattar	May 16, 2012	6,807		82,380
J. Madden	May 16, 2012	6,807		82,380
D. Nayden	May 16, 2012	6,807	(2)	82,380
M. Nunnelly	—	—		—
G. Reiner	May 16, 2012	6,807	(2)	82,380
R. Scott	May 16, 2012	6,807		82,380
M. Spence	May 16, 2012	6,807		82,380
M. Verdi	—	—		—

(1)	Except as otherwise noted, the RSUs vested in full on December 31, 2012, and the shares in respect of these RSUs are issuable on December 31, 2013. The 6,000 RSUs granted to the directors in May 2012 were increased by 807 RSUs because of the adjustment to equity awards made as a result of the special dividend paid in September 2012.

(2)	Messrs. Dzialga, Reiner, Kaden and Nayden forfeited their RSUs upon resignation from our board of directors.

The table below shows the aggregate number of common shares subject to unvested share awards and outstanding option awards held by each director (other than our CEO) as of December 31, 2012.

Name	Number of Common Shares Subject to all Unvested Stock Awards/Units	Number of Common Shares Subject to all Outstanding Stock Options
J. Barter	—	97,485
A. Chandra	—	—
M. Dzialga	—	51,307
D. Humphrey	—	—
D. Kaden	—	28,217
J. Khattar	—	92,353
J. Madden	—	—
D. Nayden	—	51,307
G. Reiner	—	—
R. Scott	—	92,353
M. Spence	—	—
M. Verdi	—	—

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on this review, the compensation committee recommended to the Company’s board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation committee of the board of directors of Genpact Limited.

Robert Scott, chair

Mark Nunnelly

A. Michael Spence

Compensation Committee Interlocks and Insider Participation

During fiscal 2012, Messrs. Scott, Nunnelly and Spence served as members of our compensation committee. No member of our compensation committee was at any time during fiscal 2012 or formerly, an officer or employee of Genpact or any subsidiary of Genpact. No member of our compensation committee had any relationship with us during fiscal 2012 requiring disclosure under Item 404 of Regulation S-K under the Securities Act of 1933.

During fiscal 2012, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our board of directors or compensation committee.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our 2007 Omnibus Incentive Compensation Plan, the Gecis Global Holdings 2005 Stock Option Plan, the Genpact Global Holdings 2006 Stock Option Plan, the Genpact Global Holdings 2007 Stock Option Plan and the Genpact Employee Stock Purchase Plans as of December 31, 2012.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options and Rights(1)	Weighted-Average Exercise Price of Outstanding Options and Rights(2)	Number of Shares Remaining Available for Future Issuance Under the Equity Compensation Plan (Excluding Shares in First Column)(3)
Equity compensation plans approved by shareholders	18,189,904	$9.29	15,069,718
Equity compensation plans not approved by shareholders	—	—	—
Total	18,189,904	$9.29	15,069,718

(1)	In determining the number of shares to be issued upon vesting of the performance shares issued in 2011, target performance has been assumed. The performance periods for the performance shares issued in 2010 and 2012 are completed, so actual performance has been used to determine the number of shares issuable under such awards. Amounts in this column (i) exclude shares under the Company’s Employee Stock Purchase Plans pursuant to which eligible employees may purchase common shares at a discount at periodic intervals, (ii) exclude shares in respect of performance share and restricted share unit awards that vested on December 31, 2011 and were issuable on December 31, 2012 and (iii) include shares issuable in 2013 under restricted share unit awards that vested as of December 31, 2012.

(2)	The weighted average exercise price does not take into account restricted share units and performance shares or purchase rights under the Company’s Employee Stock Purchase Plans.

(3)	Includes 3,978,537 shares reserved for issuance under the Company’s Employee Stock Purchase Plans.

PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our audit committee has selected the firm of KPMG as our independent registered public accounting firm for the current fiscal year. KPMG has served as our independent registered public accounting firm since October 1, 2004. If this proposal is not approved at our 2013 annual meeting, our audit committee will reconsider its selection of KPMG. Representatives of KPMG are not expected to be present at the annual meeting.

Board Recommendation

The board of directors believes that the selection of KPMG as our independent registered public accounting firm is in our best interests and the best interests of our shareholders and therefore recommends a vote FOR this proposal.

Independent Registered Public Accounting Firm Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by KPMG, our independent registered public accounting firm, for the fiscal years ended December 31, 2012 and December 31, 2011.

	Fiscal 2012	Fiscal 2011
	($ In Thousands)
Audit Fees	2,920	2,527
Audit-Related Fees	707	748
Tax Fees	330	283
All Other Fees	246	182
Total Fees	4,203	3,740

Audit fees represent fees for services provided in connection with the audit of our consolidated financial statements, review of our interim consolidated financial statements and audit services provided in connection with other statutory or regulatory filings. Audit-related fees consist primarily of assurance and related services. Assurance and related services mainly include SAS 70/ISAE 3402 attestation and certification for submission to statutory and regulatory authorities. Tax Fees include fees for professional services for tax compliance, assessment support and advisory services. All Other Fees include fees for services provided other than the services reported above.

Audit Committee’s Pre-approval Policy and Procedures

The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of the registered public accounting firm. We may not engage the independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the audit committee or the engagement to render the service is entered into pursuant to the audit committee’s pre-approval policies and procedures. From time to time, the audit committee may pre-approve services that are expected to be provided to Genpact by the independent registered public accounting firm during the following 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also subject to a maximum dollar amount. At regularly scheduled meetings of the audit committee, management or the independent registered public accounting firm report to the audit committee regarding services actually provided to Genpact.

During fiscal 2012, no services were provided to Genpact by KPMG other than in accordance with the pre-approval policies and procedures described above.

OTHER MATTERS

Our board of directors does not know of any other matters that may come before the annual meeting. However, if any other matters are properly presented to the annual meeting, it is the intention of the persons named as proxies to vote, or otherwise act, in accordance with their judgment on such matters.

ELECTRONIC SUBMISSION OF PROXIES FOR VOTING

If you own your common shares of record, you may submit your proxy to vote your shares over the Internet at www.investorvote.com/G by following the instructions on the enclosed proxy card. Proxies submitted over the Internet must be received by 1:00 a.m. Eastern Daylight Time on May 8, 2013.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a vote instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of submitting your proxy to vote over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

Management hopes that shareholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy card in the accompanying postage-prepaid envelope (or submit your proxy to vote your shares over the Internet). A prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Shareholders who attend the meeting may vote their shares personally even though they have sent in their proxies.

2013 Annual Meeting Admission Ticket

2013 Annual Meeting of

Genpact Limited Shareholders

May 8, 2013, 10 AM Local Time

Devonshire House, Mayfair Place

London, W1J 8AJ

United Kingdom

Upon arrival, please present this admission ticket and photo identification at the registration desk.

To enroll to receive future proxy materials on-line, please go to www.computershare-na.com/green

IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND

RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Genpact Limited

Notice of 2013 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 8, 2013

Victor F. Guaglianone and Heather D. White, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Genpact Limited to be held on May 8, 2013 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

Admission Ticket

Electronic Voting Instructions

You can vote by Internet!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may vote by Internet as detailed below.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet must be received by 1:00 a.m. Eastern Daylight Time, on May 8, 2013.

Vote by Internet

•	Go to www.envisionreports.com/G

•	Or scan the QR code with your smartphone

•	Follow the steps outlined on the secured website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.    ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND

RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A    Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2.

1.	Election of Directors.	For	Withhold		For	Withhold		For	Withhold

	01 - N.V. Tyagarajan	☐	☐	02 - Robert G. Scott	☐	☐	03 - John W. Barter	☐	☐

	04 - Amit Chandra	☐	☐	05 - Laura Conigliaro	☐	☐	06 - David Humphrey	☐	☐

	07 - Jagdish Khattar	☐	☐	08 - James C. Madden	☐	☐	09 - Mark Nunnelly	☐	☐

	10 - Mark Verdi	☐	☐

							For	Against	Abstain
2.	To ratify and approve the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2013						☐	☐	☐

B    Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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